Exhibit 10.100

CALL OPTION AGREEMENT

between

NET1 APPLIED TECHNOLOGIES SOUTH AFRICA PROPRIETARY LIMITED

and

DNI-4PL CONTRACTS PROPRIETARY LIMITED

2 May 2019

ANNEXURES

Annexure A	Form of Call Option Notice

Annexure B	Nomination Agreement

Annexure C	Warranties by the Grantor

1	PARTIES

1.1	The Parties to this Agreement are –

1.1.1	Net1 Applied Technologies South Africa Proprietary Limited; and

1.1.2	DNI-4PL Contracts Proprietary Limited.

1.2	The Parties agree as set out below.

2	INTERPRETATION

2.1	In this Agreement, unless the context indicates a contrary intention, the following words and expressions bear the meanings assigned to them and cognate expressions bear corresponding meanings –

2.1.1	"AFSA" means the Arbitration Foundation of Southern Africa;

2.1.2

"Adverse Consequences" means all adverse consequences of whatever description including, but not limited to, all actions, applications, suits, proceedings, damages, penalties, fines, costs, reasonable amounts paid in settlement, liabilities, obligations, tax, liens, losses, compensation (including compensation paid or payable to any employee), expenses and fees, including reasonable fees and expenses of attorneys, counsel, accountants, consultants and experts;

2.1.3	"Affected Call Option Shares" means any Call Option Shares in respect of which the Call Option has been exercised, as set out and defined in clause 8.1.2.1;

2.1.4	"Agreement" means the agreement contained in this document;

2.1.5	"Anti-Corruption Laws" means any anti-corruption or bribery laws or regulations of any applicable jurisdiction, as amended from time to time, including –

2.1.5.1	the Prevention and Combating of Corrupt Activities Act, No 12 of 2004;

2.1.5.2	the UK Bribery Act 2010;

2.1.5.3	the U.S. Foreign Corrupt Practices Act 1977;

2.1.5.4	any law, rule, or regulation promulgated to implement the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, signed on 17 December 1997; and

2.1.5.5	any other law of similar purpose and scope in any jurisdiction;

2.1.6

"Audited Accounts" means the most recent consolidated audited annual financial statements of the Group as at and in respect of the financial year ended immediately preceding the relevant Call Exercise Date (or in the event that those are not yet available at the time, the most recent consolidated audited annual financial statements of the Group that are available at the time), to be delivered to and approved by a Purchaser pursuant to clause 10.1;

2.1.7	"Auditors" means the auditors of the Company from time to time;

2.1.8

"Aware" means, in relation to the Grantor, the actual knowledge of those directors of the Company nominated by the Grantor, provided that the expression will be deemed to include an additional statement that such directors have made due enquiry of the executive directors of the Company;

2.1.9

"Business" means the business carried on by the Group as at the Signature Date, including the business of operating as a distributor of mobile cellular products in the formal and informal markets of South Africa;

2.1.10	"Call Exercise Date" means each date on which a Purchaser delivers a Call Option Notice in terms of clause 8.1;

2.1.11	"Call Option" means the call option granted by the Grantor to the Company (and which may be exercised by the Company and/or a Nominated Purchaser) in terms of clause 7.1;

2.1.12	"Call Option Notice" shall have the meaning ascribed thereto in clause 8.1;

2.1.13

"Call Option Shares" means 30,394,765 ordinary "A" shares issued by the Company, conferring a 30.394765% voting and participation interest in the Company on the holder thereof as at the Signature Date and the Effective Date, which number will diminish during the Option Period on each occasion when the Call Option is exercised and the applicable resultant Sale is implemented;

2.1.14	"Capacity and Authority Warranties" means those warranties set out in clause 2 of Annexure C;

2.1.15

"Claim" means any claim by a Purchaser against the Grantor of any nature whatsoever and howsoever arising out of or in connection with a breach of any Warranties and/or any indemnities given under this Agreement;

2.1.16

"Closing Date" means, in relation to any sale of Affected Call Option Shares, the 3rd business day after the date upon which the last of the Option Conditions Precedent is fulfilled or waived, as the case may be;

2.1.17

"Commissioner" means the Commissioner for the South African Revenue Service (or his successor in title) for purposes of the Income Tax Act, including his lawful representative and including any other authority entitled to administer any taxes in South Africa;

2.1.18	"Companies Act" means the Companies Act, No 71 of 2008;

2.1.19	"Company" means DNI-4PL Contracts Proprietary Limited, registration number 2005/040937/07, a limited liability private company duly incorporated in accordance with the laws of South Africa;

2.1.20	"Competition Act" means the Competition Act, No 89 of 1998;

2.1.21

"Competition Authorities" means the Competition Commission, the Competition Tribunal or the Competition Appeal Court, whichever has jurisdiction for the purposes of any sale contemplated in this Agreement in terms of the Competition Act, or such other equivalent regulatory body having jurisdiction outside South Africa;

2.1.22	"Conditions Precedent" means the conditions precedent set out in clause 4.1;

2.1.23	"Designated Account" means the bank account set out below or such other bank account in South Africa as the Grantor may designate in writing, on at least 3 business days' notice, to a Purchaser –

Name of Account:	Net1 Applied Technologies South Africa Proprietary Limited
Bank:	Nedbank Limited
Branch Code:	Xxx
Account Number:	xxx

2.1.24	"Designated Period" means the period commencing on 1 August 2017 and terminating on the relevant Closing Date;

2.1.25

"Disclosure Schedule" means a disclosure schedule containing itemised disclosures (as at the applicable date) against the Warranties, to be delivered to and approved by a Purchaser pursuant to clause 10.1;

2.1.26

"Distribution" means, in relation to the Company, any payment (whether in cash or in specie and whether by way of set-off, counterclaim or otherwise) by way of interest or principal (whether in respect of an inter-company loan or otherwise), dividend, redemption, fee, royalty or other distribution or payment (including by way of the repurchase of any shares) by or on behalf of the Company to or for the account of any direct or indirect shareholder of the Company (in its capacity as such), and the term Distribution shall include a distribution, as such term is defined in the Companies Act, but specifically excluding any and all repayments made (whether in respect of capital or interest) in terms of the Loan Agreement, and any and all repayments made (whether in respect of capital or interest) in terms of each of the Existing RCF, the Amended and Restated RCF and the New RCF (each, as defined in the agreement containing the Put Option);

2.1.27	"Effective Date" means the date upon which the last of the Conditions Precedent is fulfilled or waived (as the case may be);

2.1.28

"Encumbrance" means in relation to any shares, includes any pledge, charge, hypothecation, lien, subordination, mortgage, option over, right of retention or any other encumbrance whatsoever, or any form of hedging or similar derivative instrument of any nature whatsoever of or over those shares, or any lending of shares;

2.1.29	"Evercomm" means Evercomm Proprietary Limited, registration number 2011/123401/07, a limited liability private company duly incorporated in accordance with the laws of South Africa;

2.1.30

"Fairly Disclosed" means disclosed in such a manner and in such detail as would enable a prospective purchaser, acting reasonably and in good faith, to make an informed assessment of the matter concerned and to establish what the consequences thereof would be;

2.1.31

"Grantor" means Net1 Applied Technologies South Africa Proprietary Limited, registration number 2002/031446/07, a limited liability private company duly incorporated in accordance with the laws of South Africa;

2.1.32

"Governmental Body" means any country, any national body, any state, province, municipality, or subdivision of any of the foregoing, any Governmental department, or any agency, court, entity, commission, board, ministry, bureau, department, locality or authority of any of the foregoing, or other political subdivision of any government, entity or organisation described in the foregoing provisions, or any quasi-Governmental or private body exercising any regulatory, taxing, importing, exporting, or other Governmental or quasi-Governmental function, or any company, business, enterprise, or other entity owned, in whole or in part, or controlled by any government, entity, organisation, or other person described in the foregoing provisions of this definition, or any political party;

2.1.33	"Group" means the Company and its subsidiaries from time to time, and "Group Company" shall mean any of them;

2.1.34

"Health and Safety Laws" means all laws regulating health and safety in the workplace, including but not limited to, laws governing compensation for injuries sustained and illnesses suffered in the course and scope of an employee's employment;

2.1.35	"IFRS" means International Financial Reporting Standards as issued by the Board of the International Accounting Standards Committee from time to time;

2.1.36	"Income Tax Act" means the Income Tax Act, No. 58 of 1962, as amended;

2.1.37	"Insolvency Act" means the Insolvency Act, No. 24 of 1936, as amended;

2.1.38

"Intellectual Property" means in relation to a person, all intellectual property right of any nature whatsoever, including (i) any registered or unregistered trademarks, logos, trade names and corporate names (including all domain names, internet and intranet names, addresses, icons and other designations), and all applications, registrations, and renewals in connection therewith; (ii) any inventions (whether patentable or unpatentable) and all improvements thereto; (iii) any patents, patent applications and patent disclosures, together with all revisions, extensions and re-examinations thereof; (iv) any design or copyright and all applications, registrations and renewals in connection therewith; (v) any computer software (including data and related documentation); and (vi) any rights in any trade secrets, know-how or confidential information; used by that person in the conduct of its business;

2.1.39	"JAA" means JAA Holdings Proprietary Limited, registration number 2018/223075/07, a limited liability private company duly incorporated in accordance with the laws of South Africa;

2.1.40	"Labour Relations Act" means the Labour Relations Act, No. 65 of 1995, as amended;

2.1.41	"Licence" means any licence, permit, approval, consent, authorisation, order, licence application, and licence amendment application of or to a Governmental Body;

2.1.42

"Loan Agreement" means the agreement titled "Loan Agreement" to be entered into between the Shareholders and the Company which, among other things, records the advancing of a loan in the amount of R60,000,000 by the Grantor to the Company and the terms of such loan;

2.1.43

"Management Accounts" means the unaudited consolidated internally prepared management accounts of the Group for the period between the 1st day after the date of the Audited Accounts and the last day of the month immediately preceding the month in which the Call Exercise Date falls, to be delivered to and approved by a Purchaser pursuant to clause 10.1;

2.1.44	"MOI" means the memorandum of incorporation of the Company, as amended from time to time;

2.1.45	"Nomination Agreement" shall have the meaning ascribed thereto in clause 5.3;

2.1.46	"Nominated Purchaser" shall have the meaning ascribed thereto in clause 5.2;

2.1.47	"Option Conditions Precedent" means conditions precedent referred to in clause 10.1;

2.1.48	"Option Period" means the period from the Effective Date up to and including 31 December 2019;

2.1.49	"Option Price" means the amount payable by a Purchaser to the Grantor for any Affected Call Option Shares in terms of this Agreement, as set out in clause 11;

2.1.50	"Ordinary Course of Business" means the usual and ordinary course of the Business as carried out in accordance with policies and practices applied in the 12 months immediately preceding the Signature Date;

2.1.51	"Ordinary Distribution" means any Distribution which the Company pays to the ordinary Shareholders from profits of the Company, generated in the Ordinary Course of Business;

2.1.52	"Parties" means the parties to this Agreement, including any person who accedes to this Agreement by concluding a Nomination Agreement, and "Party" means any one of them as the case may be;

2.1.53	"Pension Funds Act" means the Pension Funds Act, No 24 of 1956;

2.1.54	"PK Gain" means PK Gain Investment Holdings Proprietary Limited, registration number 2006/005036/07, a limited liability private company duly incorporated in accordance with the laws of South Africa;

2.1.55	"Prime Rate" means the publicly quoted basic rate of interest (percent, per annum, compounded monthly in arrears and calculated on a 365 day year irrespective of whether or not the year is a leap year) from time to time published by FirstRand Bank Limited (acting through its First National Bank division) as being its prime overdraft rate, as purportedly certified by any representative of that bank whose appointment and designation it shall not be necessary to prove;

2.1.56	"Purchaser" means the Company or a Nominated Purchaser, as the case may be, as the purchaser of Affected Call Option Shares;

2.1.57	"Purchaser's Representatives" means those members of a Purchaser's deal team who are involved in the negotiation and/or implementation of any Sale;

2.1.58

"Put Option" means a put option granted to RMB by DNI-4PL Retail Proprietary Limited, a subsidiary of the Company, in terms of which RMB is granted a right to require DNI-4PL Retail Proprietary Limited to purchase from RMB the Put Option Shares;

2.1.59	"Put Option Shares" means 7,605,235 ordinary "A" shares issued by the Company, conferring a 7.605235% voting and participation interest in the Company on the holder thereof;

2.1.60

"RMB" means FirstRand Bank Limited, acting through its Rand Merchant Bank division, registration number 1929/001225/06, a limited liability public company duly incorporated in accordance with the laws of South Africa;

2.1.61	"Sale" means the sale by the Grantor to a Purchaser of Affected Call Option Shares in terms of this Agreement;

2.1.62

"Sale Agreement" means the written agreement titled "Sale of Shares Agreement" entered into or to be entered into between the Parties and RMB contemporaneously with this Agreement, pursuant to which RMB will acquire the Put Option Shares from the Grantor;

2.1.63	"Sanctions Laws" means any anti-corruption or bribery laws or regulations of any applicable jurisdiction, as amended from time to time, including –

2.1.63.1

any of the Trading With the Enemy Act, the International Emergency Economic Powers Act, the United Nations Participation Act, or the Syria Accountability and Lebanese Sovereignty Act, all as amended, or regulations of the US Treasury Department Office of Foreign Assets Controls ("OFAC"), or any export control law or regulation applicable to US-origin goods, or any enabling legislation or executive order relating to any of the above, as collectively interpreted and applied by the US Government at the prevailing point in time;

2.1.63.2	any U.S. sanctions related to or administered by the Department of State; and

2.1.63.3

any sanctions measures or embargos imposed by the United Nations Security Council, Her Majesty's Treasury, the European Union or other relevant sanctions authority (including the government of the Republic of France, the government of Switzerland and the Commonwealth of Australia) (each a "Sanctions Authority");

2.1.64

"Sanctions Target" means (i) any country or territory that is the subject of country-wide or territory-wide Sanctions, including, but not limited to, as the date of this Agreement, Iran, Cuba, Syria, Sudan and North Korea; (ii) a person or entity that is on the list of Specially Designated Nationals and Blocked Persons published by OFAC or any equivalent list of sanctioned persons issued by the U.S. Department of State; or (iii) a person or entity that is located in or organised under the laws of a country or territory that is identified as the subject of country-wide or territory-wide Sanctions Law;

2.1.65	"Shareholders" means the shareholders of the Company from time to time;

2.1.66	"Shareholders Agreement" means the written agreement titled "Shareholders Agreement" governing the relationship between the Shareholders inter se, and between the Shareholders and the Company;

2.1.67

"Share Sale and Subscription Agreement" means the agreement titled "Share Sale and Subscription Agreement" entered into between the Company, PK Gain, JAA, the Grantor, AJD Holdings Proprietary Limited and Richmark Holdings Proprietary Limited on or about 30 January 2019;

2.1.68	"Signature Date" means the date of signature of this Agreement by the Party last signing;

2.1.69

"Special Distribution" means any Distribution which the Company pays to the Shareholders, excluding any Ordinary Distribution, but including a distribution out of the proceeds of a disposal by the Company of the whole or any portion of its assets;

2.1.70	"South Africa" means the Republic of South Africa, as constituted from time to time;

2.1.71	"Takeover Panel" means the Takeover Regulation Panel established in terms of section 196 of the Companies Act;

2.1.72

"Tax" means all income tax, capital gains tax, secondary tax on companies (or any similar tax replacing or substituting it), dividend tax, value-added tax, stamp duty, securities transfer tax, uncertificated securities tax, PAYE, levies, assessments, imposts, deductions, charges and withholdings whatsoever in terms of any tax legislation, and includes all penalties and interest payable as a consequence of any failure or delay in paying any taxes;

2.1.73	"Tax Warranties" means those warranties pertaining to tax as set out in clause 7 of Annexure C;

2.1.74	"Title Warranties" means those warranties pertaining to the Call Option Shares as set out in clause 3 of Annexure C;

2.1.75	"Warranted Accounts" means the Audited Accounts and the Management Accounts; and

2.1.76	"Warranties" means the warranties given by the Grantor in terms of clause 19, read with Annexure C, and otherwise expressly given in terms of this Agreement.

2.2	In this Agreement –

2.2.1	clause headings and the heading of the Agreement are for convenience only and are not to be used in its interpretation;

2.2.2	an expression which denotes –

2.2.2.1	any gender includes the other genders;

2.2.2.2	a natural person includes a juristic person and vice versa;

2.2.2.3	the singular includes the plural and vice versa; and

2.2.2.4	a Party includes a reference to that Party's successors in title and assigns allowed at law;

2.2.3	a reference to a consecutive series of two or more clauses is deemed to be inclusive of both the first and last mentioned clauses.

2.3	Any reference in this Agreement to –

2.3.1	"business hours" shall be construed as being the hours between 08h30 and 17h00 on any business day. Any reference to time shall be based upon South African Standard Time;

2.3.2

"days" shall be construed as calendar days unless qualified by the word "business", in which instance a "business day" will be any day other than a Saturday, Sunday or public holiday as gazetted by the government of South Africa from time to time;

2.3.3	"related" person shall have the meaning ascribed thereto in section 2 of the Companies Act or an "inter-related" persons as such terms is defined in the Companies Act;

2.3.4	"subsidiary" or "holding company" shall have the meaning ascribed thereto in section 2 of the Companies Act; and

2.3.5

"laws" means all constitutions; statutes; regulations; by-laws; codes; ordinances; decrees; rules; judicial, arbitral, administrative, ministerial, departmental or regulatory judgments, orders, decisions, rulings, or awards; policies; voluntary restraints; guidelines; directives; compliance notices; abatement notices; agreements with, requirements of, or instructions by any Governmental Body, in each case to the extent the aforegoing has the force of law; and the common law, and "law" shall have a similar meaning;

2.3.6

"person" means any natural person, company, close corporation, trust, partnership, joint venture, association, unincorporated association, Governmental Body, or other entity whether or not having separate legal personality.

2.4

The words "include" and "including" mean "include without limitation" and "including without limitation". The use of the words "include" and "including" followed by a specific example or examples shall not be construed as limiting the meaning of the general wording preceding it.

2.5

Any substantive provision, conferring rights or imposing obligations on a Party and appearing in any of the definitions in this clause 2 or elsewhere in this Agreement, shall be given effect to as if it were a substantive provision in the body of the Agreement.

2.6

Words and expressions defined in any clause shall, unless the application of any such word or expression is specifically limited to that clause, bear the meaning assigned to such word or expression throughout this Agreement.

2.7

Unless otherwise provided, defined terms appearing in this Agreement in title case shall be given their meaning as defined, while the same terms appearing in lower case shall be interpreted in accordance with their plain English meaning.

2.8

Unless specifically otherwise provided, any number of days prescribed shall be determined by excluding the first and including the last day or, where the last day falls on a day that is not a business day, the next succeeding business day.

2.9

If the due date for the performance of any obligation in terms of this Agreement is a day which is not a business day then (unless otherwise stipulated) the due date for performance of the relevant obligation shall be the immediately preceding business day.

2.10	The rule of construction that this Agreement shall be interpreted against the Party responsible for the drafting of this Agreement, shall not apply.

2.11	No provision of this Agreement shall (unless otherwise stipulated) constitute a stipulation for the benefit of any person (stipulatio alteri) who is not a Party to this Agreement.

2.12

Any reference in this Agreement to "this Agreement" or any other agreement or document shall be construed as a reference to this Agreement or, as the case may be, such other agreement or document, as amended, varied, novated or supplemented from time to time.

2.13	In this Agreement the words "clause" or "clauses" refer to clauses of this Agreement.

2.14	Whenever any person is required to act "as an expert and not as an arbitrator" in terms of this Agreement, then –

2.14.1	the determination of the expert shall (in the absence of manifest error) be final and binding;

2.14.2	subject to any express provision to the contrary, the expert shall determine the liability for his or its charges, which shall be paid accordingly;

2.14.3

the expert shall be entitled to determine such methods and processes as he or it may, in his or its sole discretion, deem appropriate in the circumstances provided that the expert may not adopt any process which is manifestly biased, unfair or unreasonable;

2.14.4	the expert shall consult with the relevant Parties (provided that the extent of the expert's consultation shall be in his or its sole discretion) prior to rendering a determination; and

2.14.5

having regard to the sensitivity of any confidential information, the expert shall be entitled to take advice from any person considered by him or it to have expert knowledge with reference to the matter in question.

3	INTRODUCTION

3.1	The Call Option Shares are beneficially owned by and registered in the name of the Grantor.

3.2

The Grantor wishes to confer on the Company an option to purchase (either itself or through a Nominated Purchaser) all or a portion of the Call Option Shares from the Grantor, on the terms and subject to the conditions contained in this Agreement.

3.3	The Parties wish to record in writing their agreement in respect of the above and matters ancillary thereto.

4	CONDITIONS PRECEDENT

4.1

Save for clauses 1 to 4, clause 16 and clauses 22 to 34, all of which will become effective immediately, this Agreement is subject to the fulfilment of the Conditions Precedent that by no later than 3 May 2019 –

4.1.1

the board of directors of the Grantor has approved and/or ratified the entering into and implementation of this Agreement, including such resolutions as may be required to approve the disposal by the Grantor of the Call Option Shares;

4.1.2	the board of directors of the Company has approved and/or ratified the entering into and implementation of this Agreement, including –

4.1.2.1	such resolutions as may be required to approve the repurchase by the Company of the Call Option Shares (or any of them) to the extent that the Company is a Purchaser in terms hereof;

4.1.2.2	authorising the repurchase of any Call Option Shares in terms of section 48(2)(a) of the Companies Act; and

4.1.2.3

acknowledging that it has applied the solvency and liquidity test, as set out in section 4 of the Companies Act, and reasonably concluding that the Grantor will satisfy the solvency and liquidity test immediately after completing the repurchase of any Call Option Shares, in terms of section 46(1)(c) of the Companies Act;

4.1.3

the Shareholders have approved and/or ratified the entering into and implementation of this Agreement, including, to the extent that the Company is a Purchaser in terms hereof, such resolutions as may be required to approve the repurchase by the Company of the Call Option Shares (or any of them) and resolutions in terms of sections 48(8) and 115(2)(a) of the Companies Act, the MOI and the Shareholders Agreement;

4.1.4

all the Shareholders have waived in writing any pre-emptive, come-along and tag-along rights which they may have in respect of the Call Option Shares, whether under the MOI, the Shareholders Agreement or otherwise; and

4.1.5	the Sale Agreement has been implemented in accordance with its terms.

4.2

Each of the Parties will, to the extent within its control, use reasonable endeavours to procure the fulfilment of the Conditions Precedent including, in respect of the Grantor, voting in favour of any and all required resolutions in its capacity as Shareholder.

4.3	The Conditions Precedent may only be waived by agreement in writing between the Grantor and the Company.

4.4

Unless all of the Conditions Precedent have been fulfilled or waived by not later than the relevant dates for fulfilment thereof set out in clause 4.1 (or such later date or dates as may be agreed in writing between the Parties) the provisions of this Agreement, save for clauses 1 to 4 and clauses 22 to 34, which will remain of full force and effect, will never become of any force or effect and the status quo ante will be restored as near as may be possible and none of the Parties will have any claim against the others in terms hereof or arising from the failure of the Conditions Precedent, save for any claim arising from the failure of a Party to comply with its obligations in terms of clause 4.2.

5	PLACEMENT OF CALL OPTION SHARES AND RIGHT TO NOMINATE

5.1

At any time during the Option Period, the Company shall be entitled (but not obliged) to attempt to place all or a portion of the Call Option Shares with one or more third parties, which third parties will replace the Company as purchaser of all or some of the Call Option Shares upon conclusion of a Nomination Agreement as contemplated in clause 5.3.

5.2

The Company has the right, at any time after the Signature Date and prior to the expiry of the Option Period, to nominate any person or persons, whether natural and/or juristic, to be the purchaser of any Call Option Shares in the place and stead of the Company ("Nominated Purchaser"), provided that no Nominated Purchaser may acquire fewer Call Option Shares than would confer at least a 1% voting and participation interest in the Company on such Nominated Purchaser (taking into account any shares in the Company already held by such Nominated Purchaser).

5.3

Any nomination in terms of this clause 5 shall be effected by delivery to the Grantor in accordance with the provisions of clause 28, of a written nomination agreement substantially in the form attached hereto as Annexure B, duly signed by the Company and the nominee, or their lawful representatives duly authorised in writing ("Nomination Agreement"). Once a Nominated Purchaser has concluded a Nomination Agreement, it shall automatically become a Party to this Agreement without any further action being required.

5.4

A nomination in terms of this clause 5 will be effective as from the date on which the Nomination Agreement is concluded (or such other date as may be stated in the Nomination Agreement) and as from such date the Nominated Purchaser will be a Purchaser in respect of such number of Affected Call Option Shares as is specified in the applicable Nomination Agreement and, as such, will be bound by the terms and conditions of this Agreement and shall be entitled to enforce the terms and conditions of this Agreement as if the said Nominated Purchaser was the Company in respect of such number of Affected Call Option Shares as is specified in the applicable Nomination Agreement.

6	DUE DILIGENCE

6.1

The Company and the Grantor acknowledge that any entity that is considering acquiring Call Option Shares (each a "Prospective Purchaser") shall be entitled (but not obliged) and by means of written notice delivered to the Grantor and the Company (which notice may be delivered via email), to carry out a due diligence investigation into the Group, its Business and/or the title to the Call Option Shares in accordance with the scope determined by the Company ("Due Diligence Investigation"), subject to the Prospective Purchaser entering into a confidentiality and non-disclosure agreement upon terms and conditions reasonably acceptable to the Company.

6.2	The Due Diligence Investigation shall be carried out at the cost of the Prospective Purchaser.

6.3

The Parties will co-operate with one another and the Grantor, to the extent within its control, and the Company will procure that the Group's employees and, to the extent required, the Auditors and the Group's consultants and professional advisors will co-operate fully with each Prospective Purchaser and its/their representatives (as applicable) in relation to the Due Diligence Investigation.

6.4	The Due Diligence Investigation shall not in any way detract from the Warranties or from any of the Grantor's obligations in terms of this Agreement.

7	CALL OPTION

7.1

The Grantor hereby grants to the Company, and the Company accepts the grant of, an option pursuant to which the Company shall be entitled to call on the Grantor to sell and transfer all or a portion of the Call Option Shares to the Company itself or to any Nominated Purchaser in terms of clause 5, subject to the terms and conditions set out in this Agreement.

7.2

Subject to clause 7.4, the Call Option may be exercised more than once at any time during the Option Period and in respect of all or only a portion of the Call Option Shares, at the sole and absolute discretion of the Company.

7.3

Each Sale resulting from an exercise of the Call Option in respect of only a portion of the Call Option Shares shall constitute a Sale divisible from another Sale resulting from an exercise of the Call Option in respect of a different portion of the Call Option Shares.

7.4

It is recorded that the Grantor does not wish to hold less than 20% of the issued ordinary shares in the Company at any time. The Company accordingly undertakes to give effect to the aforegoing and agrees not to exercise or permit the exercise of the Call Option and require the Grantor to sell so many Call Option Shares as would reduce the Grantor's total ordinary shareholding to below 20%, unless the Grantor is required to sell the entirety of its Call Option Shares as part of such intended Sale/s. Accordingly, any exercise of the Call Option which would contravene the aforegoing principles shall be invalid and of no force or effect.

7.5

The Call Option is irrevocable for the Option Period and if not exercised, will automatically lapse and be of no further force or effect on expiry of the Option Period. The expiry of the Option Period will not terminate or otherwise affect any Call Option exercised prior to the expiry of the Option Period.

7.6	No consideration is payable by the Company (or any Nominated Purchaser) to the Grantor in respect of the granting of the Call Option.

7.7	The Grantor hereby agrees and undertakes to and in favour of the Company (and each Nominated Purchaser) that it shall not, for the duration of the Option Period -

7.7.1	transfer, sell, alienate or dispose of in any manner any of the Call Option Shares (other than pursuant to this Agreement);

7.7.2	create or permit to exist any encumbrance whatsoever over or in respect of all or a portion of the Call Option Shares (other than in respect of any encumbrance in favour of RMB);

7.7.3	amend its existing constitutional documents;

7.7.4	agree to amend or vote in favour of the amendment of the MOI and/or Shareholders Agreement,

without the express, prior written consent of the Company.

8	EXERCISE OF CALL OPTION

8.1	The Call Option –

8.1.1	shall be capable of being exercised at any time during the Option Period; and

8.1.2

shall be exercised by way of the Purchaser giving written notice to that effect to the Grantor substantially in the form attached hereto as Annexure A ("Call Option Notice") (with a copy addressed to the board of directors of the Company), which notice shall specify –

8.1.2.1	the number of Call Option Shares which the Grantor is required to sell ("Affected Call Option Shares"); and

8.1.2.2	the Option Price payable in respect of the Affected Call Option Shares (which shall be determined in accordance with clause 11).

8.2	The Company shall deliver each notice of exercising of the Call Option to all other Shareholders as soon as practically possible after receiving a Call Option Notice.

9	SALE

9.1

Upon each Call Exercise Date a sale shall automatically come into existence in terms of which the Grantor sells to the Purchaser, and the Purchaser purchases from the Grantor, the Affected Call Option Shares on the terms and conditions set out in this Agreement.

9.2	All risk in and all benefit attaching to the Affected Call Option Shares will pass to the Purchaser on the applicable Closing Date.

9.3

Possession and effective control of the Affected Call Option Shares acquired by the Purchaser will be given to the Purchaser on the applicable Closing Date. The Grantor will accordingly retain all rights attaching to the Affected Call Option Shares, including the right to exercise all voting rights attaching to the Affected Call Option Shares, until the applicable Closing Date.

9.4

Any Affected Call Option Shares repurchased by the Company in terms of this Agreement will, as contemplated in section 37(9)(b)(i) of the Companies Act, cease to have any of the rights associated with such Affected Call Option Shares and shall be restored to the status of authorised but unissued ordinary shares as soon as the repurchase of such Affected Call Option Shares has been entered into the securities register of the Company as contemplated in section 35(5) of the Companies Act.

10	REGULATORY AND OTHER APPROVALS FOR ANY SALE

10.1

The implementation of any sale of Affected Call Option Shares shall be subject to the conditions precedent that: (i) the Audited Accounts, the Management Accounts and the Disclosure Schedule have been delivered to the Purchaser and the Purchaser has confirmed, in writing, its satisfaction therewith; and (ii) the Loan Agreement has been entered into and has (to the extent applicable) become unconditional in accordance with its terms. The Company and the Grantor, to the extent within its control, shall be obliged to deliver the documents referred to above within 10 business days of a written request therefor, and should they fail to deliver the Disclosure Schedule within such period, the Disclosure Schedule shall be deemed not to contain any disclosures.

10.2	To the extent that the lawful implementation of any sale of any Affected Call Option Shares –

10.2.1

requires the consent of any other party for the release of any Encumbrances over any of the Affected Call Option Shares and such consent has not already been obtained by the Closing Date, the sale of the Affected Call Option Shares shall be subject to the condition precedent that such consent is given within 5 business days of the Call Exercise Date or such later date as the Purchaser stipulates by way of notice in terms of clause 10.3;

10.2.2

requires any authorisation or approval in terms of the Companies Act and such authorisation or approval has not already been obtained by the Closing Date, the Sale of the Affected Call Option Shares shall be subject to the condition precedent that such authorisation or approval is given within 10 business days of the Call Exercise Date or such later date as the Purchaser stipulates by way of notice in terms of clause 10.3;

10.2.3

requires the approval of the Takeover Panel, the Financial Surveillance Department of the South African Reserve Bank, the Competition Authorities or other relevant regulatory authority in South Africa ("Regulatory Authorities") (such approvals being referred to herein as "Regulatory Approvals") then –

10.2.3.1

the Sale of any Affected Call Option Shares shall be subject to the condition precedent that the requisite Regulatory Approvals are obtained by the relevant Regulatory Authorities, either unconditionally or on terms and conditions acceptable to the Purchaser, within 120 days of the Call Exercise Date or such later date as the Purchaser stipulates by way of notice in terms of clause 10.3;

10.2.3.2

if the Regulatory Approval is granted on terms and conditions, such terms and conditions shall not be regarded as being acceptable to the Purchaser unless the Purchaser gives notice to that effect to the Grantor before the expiry of such 120 day period or any extension thereof. A Purchaser shall act reasonably in deciding whether or not such terms and conditions are acceptable to it;

10.2.3.3

the Grantor and the Purchaser shall as soon as reasonably possible after the Call Exercise Date, jointly instruct attorneys Cliffe Dekker Hofmeyr Incorporated to prepare and submit an application, notification or filing (as applicable) in respect of the Sale of the Affected Call Option Shares for purposes of obtaining any such Regulatory Approval from any Regulatory Authority, including any merger notification to the Competition Authorities ("Merger Notification");

10.2.3.4

the Grantor and the Purchaser shall procure that any Merger Notification is submitted to the Competition Authorities by no later than 10 business days after the Call Exercise Date, and any other application for Regulatory Approval shall be submitted to the relevant Regulatory Authority no later than 5 business days after the Call Exercise Date;

10.2.3.5	each of the Parties shall –

10.2.3.5.1	sign all documents and expeditiously provide all necessary information as soon as practically possible after being required to do so (and no less than 3 business days after request therefor);

10.2.3.5.2

use its reasonable endeavours and shall take all such steps and render all such assistance as may be reasonably necessary to procure that the Merger Notification or any other application for Regulatory Approval is properly prepared and duly submitted within the time periods specified in clause 10.2.3.4; and

10.2.3.5.3

do everything required by the Competition Authorities or any other Regulatory Authority in order to enable the Merger Notification or application for Regulatory Approval to be dealt with, to the extent that it is within its power to do so;

10.2.3.6

the Purchaser shall pay the costs of and associated with the filing of any Merger Notification and any other application for Regulatory Approval. These costs shall include the filing fee payable in connection with the filing of the Merger Notification and the legal fees of attorneys Cliffe Dekker Hofmeyr Incorporated for the preparation and submission of the Merger Notification, but shall exclude each Party's other legal costs associated with the preparation of such Merger Notification (if any), which costs will be for each Party's own account;

10.2.4

requires the consent of any counterparty to any material contract to which the Company is a party for purposes of the change in shareholding occurring in the Company pursuant to the exercise of a Call Option and the resultant sale ("Contract"), then the Sale of the Affected Call Option Shares shall be subject to the condition precedent that such consent is given within 10 business days of the Call Exercise Date or such later date as the Purchaser stipulates by way of notice in terms of clause 10.3.

10.3

The Purchaser shall be entitled, by giving notice to that effect (which notice may be given via email), to the Grantor, to waive any of the conditions precedent referred to in clause 10.1 or clause 10.2 ("Option Conditions Precedent") which is not a requirement of law or extend on one or more occasions the periods for the fulfilment of any one or more of the Option Conditions Precedent (including an extension beyond the Option Period if the Call Option has already been exercised), provided that –

10.3.1	such dates shall not be extended by more than 180 days beyond the Call Exercise Date; and

10.3.2	an extension to a date shall not be valid unless the required notice of extension is given before the due date therefor.

10.4

The Parties undertake to co-operate fully with one another to the extent necessary for purposes of fulfilling any Option Condition Precedent. The Parties undertake to use their respective reasonable endeavours, to the extent within their control, to procure the fulfilment of any Option Condition Precedent.

11	OPTION PRICE

The purchase price payable by the Purchaser to the Grantor in respect of the Affected Call Option Shares shall be calculated in accordance with the following formula –

A	=	(B - C) x D

Where –

A	=	Option Price;

B	=	R2,827,000,000;

C	=	any Special Distributions declared and/or paid by the Company to all Shareholders between the Effective Date and the relevant Closing Date; and

D	=

the economic and voting rights attaching to the Affected Call Option Shares as a proportion of the total economic and voting rights attaching to all of the issued shares in the Company, as at the relevant Closing Date, expressed as a percentage.

12	PAYMENT OF THE OPTION PRICE AND INTEREST ON OVERDUE AMOUNTS

12.1	The Option Price shall be paid by the Purchaser to the Grantor on the Closing Date, in cash, by way of electronic transfer of funds in the currency of South Africa, into the Designated Bank Account.

12.2

Should any payment under or arising from this Agreement fail to be made on the due date thereof then, without prejudice to such other rights as may accrue to the payee consequent upon such failure, such overdue amounts will bear interest at the Prime Rate, from the due date for payment to the date of actual payment, both dates inclusive.

13	SECURITIES TRANSFER TAX

Any securities transfer tax payable in terms of the Securities Transfer Tax Act, No. 25 of 2007 in respect of the sale and transfer of any Affected Call Option Shares from the Grantor to the Purchaser shall be paid by the Company but shall be recoverable from the applicable Purchaser.

14	CLOSING

14.1	On each Closing Date, the Grantor will deliver to the Purchaser –

14.1.1	to the extent not already in the possession of the Purchaser, the original share certificate(s) in respect of the Affected Call Option Shares (as applicable); and

14.1.2

to the extent not already in the possession of the Purchaser, share transfer forms in respect of the Affected Call Option Shares duly completed by the registered holder/s thereof and dated as of the Closing Date, in favour of the Purchaser (as the transferee);

14.1.3

the written resignation of those directors of the Company nominated by the Grantor, to the extent required by the Purchaser and then only to the extent consistent with the entitlement to nominate directors under the MOI or Shareholders Agreement.

14.2

To the extent that the original share certificate(s) delivered by the Grantor in terms of clause 14.1.1 include(s) Call Option Shares which are not being sold on the relevant Closing Date, then the Company shall issue and deliver to the Grantor a share certificate in respect of the balance of the Call Option Shares.

14.3

The Company will cancel any relevant Affected Call Option Shares repurchased by the Company in terms of this Agreement, which shall thereupon return to the status of authorised but unissued shares in terms of section 35(5) of the Companies Act.

14.4

Notwithstanding anything to the contrary contained herein, it is hereby recorded and agreed that the Grantor shall on the Signature Date (and then only to the extent not already in the possession of RMB) deliver to the Company the share certificate in respect of the Call Option Shares for safe-keeping, and the Grantor hereby irrevocably and unconditionally instructs any company secretary or director of the Company from time to time or any senior manager of the Company to do all acts and sign all documents on behalf of the Grantor that are required for the Company to cancel the share certificate/s in respect of the Affected Call Option Shares and to re-issue share certificates in the place thereof in accordance with the provisions of this Agreement.

15	WAIVERS AND CONSENTS

15.1

The Parties hereby acknowledge that they are aware that the Company and/or the Purchaser may be required to prepare and distribute a report of an independent expert regarding such repurchase as contemplated in section 114 of the Companies Act in the event that the exercise of the Call Option results in a repurchase of Call Option Shares pursuant to section 48(8)(b) of the Companies Act ("Report").

15.2	The Grantor and each Party hereto (insofar as it is or becomes a shareholder of the Company) hereby –

15.2.1	waives any pre-emptive, come-along and tag-along rights which they may have to acquire any of the Call Option Shares, whether under the MOI, the Shareholders Agreement or otherwise;

15.2.2	waives its right to receive the Report and accordingly consents to any repurchase of any Call Option Shares being implemented without any need for such a Report;

15.2.3	acknowledges that it understands the type of arrangement proposed in regard to any repurchase of any Call Option Shares; and

15.2.4	fully appreciates and understands the implications and consequences of any repurchase of any Call Option Shares,

it being recorded that such waiver is given on a fully informed and consensual basis.

16	INTERIM PERIOD AND LIASON ON CONDUCT OF BUSINESS

16.1

During the Option Period, the Company undertakes for the benefit of the Grantor that it shall ensure that the Business is carried on in the Ordinary Course of Business, and the Company shall not enter into any contract or commitment or do anything which, in any such case, is out of the Ordinary Course of Business (other than as contemplated in this Agreement, the agreement recording the Put Option, the Sale Agreement, the Share Sale and Subscription Agreement and the Loan Agreement, and in any of the Existing RCF, the Amended and Restated RCF and the New RCF (each, as defined in the agreement containing the Put Option)). In particular, but without limitation to the generality of the aforegoing, the Company undertakes that during the Option Period the Group will not (other than as contemplated in this Agreement, the agreement recording the Put Option, the Sale Agreement, the Share Sale and Subscription Agreement and the Loan Agreement, and in any of the Existing RCF, the Amended and Restated RCF and the New RCF (each, as defined in the agreement containing the Put Option)) –

16.1.1	alter the existing nature or scope of the Business;

16.1.2	manage the Business otherwise than in accordance with its business and trading policies and practices up to the Signature Date, except as may be necessary to comply with any statutory changes;

16.1.3	alter any of the rights attaching to the shares in any Group Company;

16.1.4	increase, alter, reduce or convert the authorised or issued shares of any Group Company other than as contemplated in this Agreement;

16.1.5	issue or allot any shares, capitalisation shares, bonus shares, share options, share warrants, debentures or any securities in any Group Company;

16.1.6	repurchase any issued shares of any Group Company other than as contemplated in this Agreement;

16.1.7

enter into any agreement or arrangement or permit any action whereby any other company becomes its subsidiary or it controls any joint venture, partnership or agreement or other venture for the sharing of profits or assets other than the acquisition by the Company of an equity interest in Evercomm Proprietary Limited (registration number 2011/123401/07) substantially in accordance with the provisions of a transaction structuring memorandum prepared by Cliffe Dekker Hofmeyr Inc., the latest version of which is dated 23 April 2019;

16.1.8	enter into any transaction other than on arms'-length terms and for full and proper consideration;

16.1.9

acquire or enter into any agreement to acquire (whether by one transaction or a series of transactions) the whole or a substantial or material part of the business, undertaking or assets of any other persons;

16.1.10

enter into a single transaction or a series of transactions (whether related or not) and whether voluntary or involuntary to sell, lease, transfer or otherwise dispose of any material asset or part of the Business other than the sale or licence of intellectual property or other assets owned by M4Jam Proprietary Limited (registration number 2003/011766/07) and the sale of either (i) the business carried on by International Tower Company Proprietary Limited (registration number 2015/421641/07) ("ITC"); or (ii) all the issued shares and claims in ITC;

16.1.11	incur or agree to incur any capital expenditure other than in the normal and Ordinary Course of Business;

16.1.12

take or agree to take any loans, borrowings or other forms of funding or financial facilities or assistance, or enter into or agree to enter into any foreign exchange transactions (which are not in the Ordinary Course of Business), guarantees or other similar agreements;

16.1.13

grant or agree to grant any loans or other financial facilities or assistance to or any guarantees or indemnities for the benefit of any person or create any mortgage, charge or other encumbrance over the whole or any part of its undertakings or assets;

16.1.14

enter into or agree to enter into any death, retirement, profit-sharing, bonus, share option, share incentive or other scheme for the benefit of any of its employees or make any variation (including, but without limitation, any increase in the rates of contribution) to any such existing scheme or effect any keyman insurance;

16.1.15	commence, compromise or discontinue any legal, administrative, regulatory or arbitration proceedings other than –

16.1.15.1	routine debt collection in the Ordinary Course of Business; or

16.1.15.2

any proceedings reasonably necessary to secure or preserve any right of the Group (including, but not limited to, the interruption of prescription or the obtaining of an interdict or mandamus) and in respect of which proceedings the Grantor undertakes to consult with the Company;

16.1.16

repay or prepay any loans of whatsoever nature and amount, any borrowings or any other financial facility or assistance made available to it (excluding amounts payable in the normal and Ordinary Course of Business);

16.1.17

terminate the employment or office of any of its senior employees or appoint any new director, officer or senior employee or consultant or materially alter the terms of employment or engagement of any of the employees (whether senior or junior), consultants, directors or officers including increasing employees' or directors' compensation or benefits, except in the normal and Ordinary Course of Business and consistent with past practices;

16.1.18

make or agree to any material amendment, variation, deletion, addition, renewal or extension to or of, terminate or give any notice or intimation of termination of or breach or fail to comply with the terms of any material contract or arrangement with third parties;

16.1.19	make any changes to its accounting policies and procedures;

16.1.20	enter into any agreement or perform any action or permit any action to be taken which is likely to result in the termination or breach of any Licence;

16.1.21	perform any action or enter into any arrangement which would result in a breach of any law;

16.1.22

directly or indirectly (whether through itself, or any Group Company, or any director, officer, agent or employee of the Company or any Group Company (in their capacity as such), or any other person acting for or on behalf of the foregoing (individually and collectively)), make or authorise any offer, gift, payment, or transfer, or promise of, any money or anything else of value, or provided or shall provide any benefit, to any Government Body or Government Official (as defined in clause 20 of Annexure C), or person that has resulted or would result in a breach of any Anti-Corruption Law;

16.1.23	allow any Government Official (as defined in clause 20 of Annexure C) to serve in any capacity within the Group, including as a board member, employee, or consultant;

16.1.24

engage in any conduct or permit any action to be taken which would result in any Group Company breaching any applicable Anti-Corruption Laws or Sanctions Laws, and each Group Company will remain in full compliance with applicable Anti-Corruption Laws or Sanctions Laws;

16.1.25	engage in conduct or permit any action to be taken which would result in any Group Company -

16.1.25.1

being specified in either the Specially Designated Nationals and Blocked Persons List, the Control List, or the List of Sanctions Programs and Country Information administered by Office of Foreign Assets Control ("OFAC") of the US Department of the Treasury, or a list of politically exposed persons issued by OFAC or the US Department of the Treasury, pursuant to, any resolution or directive thereof;

16.1.25.2

being specified in, or a list issued pursuant to, any resolution or legislation of the United Nations, South Africa, United Kingdom, European Union, United States or any other Sanctions Authority relating to the designation of a person as a terrorist or terrorist organisation or blocking any assets of such person; or

16.1.25.3	receiving any notice that all financial transactions involving the assets of such Group Company have been, or are to be, blocked under legal authority.

16.2	The Company shall, during the Option Period -

16.2.1

keep the Purchaser and the Grantor appraised of all and any material decisions which the Group intends to make in respect of the Business, it being specifically recorded and agreed that nothing in this clause shall entitle the Purchaser and the Grantor to determine and/or materially to influence any such material decision or to manage and/or control the Group in any way;

16.2.2

permit representatives of the Purchaser and the Grantor to have full access at all reasonable times, and in a manner so as not unreasonably to interfere with the normal business operations of the Group, to all premises, properties, personnel, books, records (including tax records), contracts, and documents of or pertaining to the Group and/or the Business;

16.2.3

keep the Business and the assets of the Group used in respect of the Business substantially intact, including the present operations, physical facilities, working conditions, and relationships with lessors, licensors, suppliers, customers and the employees; and

16.2.4

give prompt notice to the Purchaser and the Grantor of any adverse development causing a breach of the undertakings given in this clause 15 or which is likely to impede the implementation of this Agreement or any of the transactions contemplated herein, provided that no disclosure by a Party in terms of this clause 16.2 shall prevent or cure any misrepresentation or breach of any undertaking.

16.3

The Company shall from time to time be entitled to request the Grantor to consent to any matter, the implementation of which would, but for such consent, constitute a breach of the undertakings contained in this clause 16. The Grantor shall not unreasonably withhold or delay any such consent and the Company shall, upon receiving such consent in writing, be entitled to implement the applicable matter.

17	CONTRACTS

Should any such counterparty to any Contract fail or refuse to give its consent as contemplated in clause 10.2.4 and the condition precedent has not been waived by the Purchaser pursuant to clause 10.3, the Parties shall forthwith meet and in good faith agree an alternative solution that is commercially acceptable for the Company and the Purchaser.

18	CONCLUSION OF LOAN AGREEMENT

The Company undertakes to procure the preparation of a draft Loan Agreement as soon as reasonably possible after the Effective Date but in any event by no later than 14 days after the Effective Date and to submit such draft documents to the Grantor for its consideration. The Company and the Grantor undertake to negotiate in the utmost good faith in order to sign the Loan Agreement, by no later than 30 days after the Effective Date.

19	WARRANTIES BY THE GRANTOR

19.1

The Grantor hereby gives to and in favour of the Company the Capacity and Authority Warranties and the Title Warranties and no other Warranties, on the basis that each Capacity and Authority Warranty and Title Warranty –

19.1.1	is, insofar as it is promissory or relates to a future event, deemed to have been given as at the date of fulfilment of the promise or future happening of the event, as the case may be;

19.1.2

save where any such Capacity and Authority Warranty or Title Warranty is expressly limited to a particular date, is given as at the Signature Date, the Effective Date, the Call Exercise Date and the Closing Date and all periods between those dates;

19.1.3	is deemed to be material and to be a material representation inducing the Company to enter into this Agreement;

19.1.4

is a separate Capacity and Authority Warranty and Title Warranty and will in no way be limited or restricted by reference to or inference from the terms of any other Capacity and Authority Warranty or Title Warranty; and

19.1.5	shall remain in force notwithstanding the completion of the sale of any Affected Call Option Shares.

19.2	The Grantor hereby gives to and in favour of each Nominated Purchaser the Warranties more fully set out in this Agreement and in Annexure C, on the basis that each Warranty –

19.2.1	is, insofar as it is promissory or relates to a future event, deemed to have been given as at the date of fulfilment of the promise or future happening of the event, as the case may be;

19.2.2

save where any Warranty is expressly limited to a particular date, is given as at the date of conclusion or alternatively, the effective date (if different to the date of conclusion of the Nomination Agreement) of the Nomination Agreement, the Call Exercise Date and the Closing Date and all periods between those dates;

19.2.3	is deemed to be material and to be a material representation inducing the Purchaser to enter into this Agreement;

19.2.4	is a separate Warranty and will in no way be limited or restricted by reference to or inference from the terms of any other Warranty; and

19.3	shall remain in force notwithstanding the completion of any Sale.

20	INDEMNITIES BY THE GRANTOR

20.1

Without prejudice to any rights of the Purchaser arising from any other provision of this Agreement and to the extent that such liability is not fully provided for or reflected as a liability in the Warranted Accounts, the Grantor hereby agrees to indemnify and hold the Purchaser harmless from and against the entirety of any Adverse Consequences which the Purchaser may suffer (whether directly or indirectly) resulting from, arising out of, or relating to –

20.1.1	a failure of any of the Warranties or any undertakings contained in this Agreement to be true and correct; and/or

20.1.2	any liability for Tax not fully provided for in the Warranted Accounts in respect of the Designated Period.

20.2

The indemnification provisions in this clause 20 are in addition to, and do not in any way derogate from, any statutory or common law remedy the Purchaser may have for breach of this Agreement including breach of any representation or Warranty.

20.3	The indemnities provided for in this clause 20 shall be limited as provided for in clause 21, mutatis mutandis.

20.4	Upon a third party threatening or bringing a Claim in respect of which the Grantor has given an indemnity pursuant to this clause 20 –

20.4.1

the Purchaser will notify the Grantor as soon as reasonably possible upon becoming aware of the Claim provided, however, that no delay on the part of the Purchaser in so notifying the Grantor shall relieve the Grantor from any obligation hereunder unless (and then solely to the extent that) the Grantor is thereby prejudiced; and

20.4.2	the Grantor will elect whether or not to defend the Claim, in accordance with clause 20.5.

20.5

The Grantor may elect, by giving written notice, within 14 business days following receipt of the notice provided for in clause 20.4.2 or, if earlier, 7 business days prior to the first date when a response to the Claim is due, to assume control of the defence and settlement of the Claim, in which case –

20.5.1	the Grantor will, at its own expense, defend the Claim and have control of the conduct of the defence and settlement of the Claim, provided however that the Purchaser will have the right to –

20.5.1.1	participate in any defence and settlement, such participation to be at its own cost where it is not pursuant to a request for participation from the Grantor; and

20.5.1.2	join the Grantor as a defendant in legal proceedings arising out of the Claim;

20.5.2	the Purchaser will –

20.5.2.1

not make admissions (except under compulsion of law), agree to any settlement or otherwise compromise the defence or settlement of the Claim without prior written approval of the Grantor, which will not be unreasonably withheld;

20.5.2.2	give, at the Grantor's request and cost, all reasonable assistance in connection with the defence and settlement of the Claim.

21	LIMITATION OF LIABILITY

21.1	The Warranties are limited and qualified by (and as a result no liability shall attach to the Grantor to the extent that) anything that is –

21.1.1	Fairly Disclosed in the Disclosure Schedule; or

21.1.2	as at the relevant Call Exercise Date, in respect of the applicable Purchaser, within the actual knowledge of the Purchaser's Representatives.

21.2

No warranties or representations (whether made negligently or innocently), express or implied or tacit whether by law, contract or otherwise and whether they induced the contract or not, which are not set forth in this Agreement shall be binding on the Grantor, but excluding, for the avoidance of doubt, any fraudulent or intentional misrepresentation.

21.3	For the avoidance of doubt and notwithstanding anything to the contrary contained in this Agreement –

21.3.1

the Grantor shall not be liable for any forward-looking statements and/or representations, regarding the future financial position, performance or business strategy of the Group. Accordingly, the actual performance of the Company or any Group Company may accordingly differ from forward- looking statements and/or representations made by the Grantor; and

21.3.2

the Purchaser shall not be entitled to make any Claim against the Grantor in respect of and/or in connection with any breach of the Warranties or any other provision of this Agreement, if that Claim would result in the Purchaser being compensated more than once for the same damage or loss. Accordingly, a Claim by the Purchaser arising out of a breach of any one or more Warranties and/or other relevant provision of this Agreement, shall not entitle the Purchaser to make a Claim against the Grantor in respect of more than one Warranty or other claim arising from or which is attributable to the same cause of action.

21.4	Notwithstanding the Warranties, representations and indemnifications given by the Grantor in this Agreement, no liability shall attach to the Grantor in relation to Claims -

21.4.1

to the extent that the underlying applicable facts, matters and/or circumstances which result in any representation and/or any Warranty being incorrect, or which would otherwise have resulted in any indemnifications being triggered, did not arise during the Designated Period, provided that the aforegoing restriction shall not apply to any Claims relating to the Capacity and Authority Warranties and the Title Warranties;

21.4.2

which are less than an amount equal to 2% of the Option Price in aggregate, provided that (i) when such aggregate or individual claims or loss exceed the said amount, the Grantor shall, subject to clause 21.4.3 and clause 21.4.4, be liable for the full amount of such claim/s and/or loss and/or liabilities and not only for the amount in excess of the said amount; (ii) regard shall only be had to individual claims and/or losses which exceed an amount equal to 0.2% of the Option Price per individual claim and/or loss in determining whether the aforementioned 2% threshold has been reached; (iii) the aforegoing restrictions shall not apply to any Claims relating to the Capacity and Authority Warranties and the Title Warranties. For purposes of clarity, the amounts calculated with reference to the percentages set out in this clause 21.4.2 will be calculated in relation to each Purchaser in respect of the Option Price paid by that Purchaser;

21.4.3

if the Purchaser has not made a demand for arbitration for recovery of such Claims, within 30 months of the Closing Date, provided that the aforegoing restriction shall not apply to any Claims relating to the Tax Warranties (in which case demand for arbitration must be made within 3 years of the most recent date of assessment of the applicable Group Company to which the Claim relates); or

21.4.4

which in aggregate exceed an amount equal to the Option Price on the basis that the aggregate amount recoverable from the Grantor by a Purchaser, exclusive of interest and costs, from whatever cause arising, shall be limited to the applicable Option Price.

21.5	The aggregate damages that the Purchaser suffers as a result of a Claim shall be reduced (at a maximum, to R0) by the aggregate of –

21.5.1

the economic and voting rights attaching to the Affected Call Option Shares as a proportion of the total economic and voting rights attaching to all of the issued shares in the Company, as at the relevant Closing Date, expressed as a percentage ("Proportionate Share") of any assessed Tax benefit (including without limitation any reduction in the Taxes due, deductibility of the damages suffered by the Group or the incurral of a capital loss that may be used to reduce capital gains in the future) as and when such Tax benefit accrues to the Group as a direct result thereof;

21.5.2	the Proportionate Share of any amount actually recovered by the Group from any third party in respect thereof (including, but not limited to any insurer);

21.5.3	any amount by which the subject matter of the Claims has been or is made good or otherwise compensated for, less any cost thereof to the Grantor and/or the Group,

and any amount refunded to the Grantor by the Purchaser or any reduction in damages in terms of this clause 21.5 shall be regarded as never having been claimed from the Grantor for purposes of clause 21.4.

21.6	Notwithstanding anything to the contrary contained in this Agreement, no liability shall attach to the Grantor in respect of any Claim to the extent that –

21.6.1	the Claim is for any indirect, special or consequential damages (including loss of profit) of whatsoever nature suffered by any Group Company and/or the Grantor;

21.6.2	the Claim or the events giving rise to the Claim would not have arisen but for an act, omission or transaction of any of the Purchaser's Representatives;

21.6.3	the Claim is based upon a liability which is contingent only, unless and until such contingent liability becomes an actual liability or until the same is finally adjudicated;

21.6.4	allowance, provision or reserve in respect of the matter giving rise to the Claim shall have been made in the Warranted Accounts; and/or

21.6.5

the Claim occurs wholly or partly out of or the amount thereof is increased as a result of any change in law, regulation, guideline, codes of conduct, and the like or in their interpretation or administration by the South African courts, or by any other fiscal, monetary or regulatory authority, whether or not having the force of law, after the Closing Date.

21.7

Notwithstanding anything to the contrary contained in this Agreement, no liability will arise and no Claim may be made if the matter giving rise to such Claim is remediable, to the reasonable satisfaction of the Purchaser, within the period of 30 days of receipt of written notice by the Purchaser to the Grantor requiring the Grantor to remedy the matter giving rise to such Claim (or if it is not reasonably possible to remedy the matter giving rise to such Claim within 30 days, within such further period as may be reasonable in the circumstances provided that the Grantor furnishes evidence within the period of 30 days, reasonably satisfactory to the Purchaser, that it has taken whatever steps are available to it, to commence remedying the matter giving rise to such Claim).

21.8	Unless it is restricted by law from doing so and/or the Grantor is the counterparty of the Purchaser in any such Claim, the Purchaser shall -

21.8.1

within 10 business days inform the Grantor in writing of any fact, matter, event or circumstance which comes to its notice or to the notice of its holding or subsidiary companies whereby it appears that the Grantor is or may be liable to make any payment in respect of any Claim;

21.8.2	thereafter keep the Grantor fully informed of all developments in relation thereto; and

21.8.3

provide access to the Purchaser's Representatives and give all such information and documentation (no matter how it is recorded or stored) as the Grantor shall request in connection therewith, subject to any such disclosure not breaching any duty of confidentiality on the Purchaser under or in terms of any other agreement or arrangement.

21.9	Nothing in this Agreement shall or shall be deemed to relieve the Purchaser of any common law or other duty to mitigate any loss or damage incurred by them.

21.10

Notwithstanding anything to the contrary contained in this Agreement, the Capacity and Authority Warranties and the Title Warranties shall not be limited or qualified in any respect whatsoever, and no disclosure (regardless of whether a fact or circumstance is Fairly Disclosed) shall be regarded as amending or supplementing the Disclosure Schedule or shall prevent or cure any misrepresentation or breach of the Capacity and Authority Warranties and the Title Warranties, as the case may be.

22	GENERAL WARRANTIES

22.1	The Company (and each Purchaser upon entering into a Nomination Agreement) hereby warrants to and in favour of the other Parties that –

22.1.1	it has the legal capacity and has taken all necessary corporate action required to empower and authorise it to enter into this Agreement;

22.1.2	this Agreement constitutes an agreement valid and binding on it and enforceable against it in accordance with its terms;

22.1.3	the execution of this Agreement and the performance of its obligations hereunder does not and shall not –

22.1.3.1	contravene any law or regulation to which the Party is subject;

22.1.3.2	contravene any provision of the Party's constitutional documents; or

22.1.3.3	conflict with, or constitute a breach of any of the provisions of any other agreement, obligation, restriction or undertaking which is binding on it.

22.2	Each of the representations and warranties given by a Party in terms of clause 22.1, shall –

22.2.1	be a separate warranty and will in no way be limited or restricted by inference from the terms of any other warranty or by any other words in this Agreement;

22.2.2	continue and remain in force notwithstanding the completion of any or all the transactions contemplated in this Agreement; and

22.2.3	prima facie be deemed to be material and to be a material representation inducing the other Parties to enter into this Agreement.

23	CONFIDENTIALITY

23.1

The Parties undertake that during the operation of, and for a period of 2 years after the lapsing or expiration, termination or cancellation of, this Agreement for any reason or, if the Call Option is exercised and a sale arises hereunder, after the Closing Date in respect of the sale of the last of the Call Option Shares, they will keep confidential –

23.1.1	any information which any Party ("Disclosing Party") communicates to any other Party ("Recipient") and which is stated to be or by its nature is intended to be confidential;

23.1.2

all other information of the same confidential nature concerning the business of a Disclosing Party which comes to the knowledge of any Recipient whilst it is engaged in negotiating the terms of this Agreement or after its conclusion;

23.1.3	the terms and conditions of this Agreement; and

23.1.4	any information disclosed pursuant to the Due Diligence Investigation.

23.2

If a Recipient is uncertain about whether any information is to be treated as confidential in terms of this clause 23, it shall be obliged to treat it as such until written clearance is obtained from the Disclosing Party.

23.3

Notwithstanding the provisions of clause 23.1, a Recipient shall be entitled to disclose any information to be kept confidential to its auditors, bankers, insurers, professional and other advisors and to any other person if and to the extent only that the disclosure is necessary for the purposes of carrying out its duties or implementing of enforcing any of its rights in terms of this Agreement.

23.4	The obligation of confidentiality placed on the Parties in terms of this clause 23 shall cease to apply to a Recipient in respect of any information which –

23.4.1	has been independently developed by the Recipient;

23.4.2	is or becomes generally available to the public other than by the negligence or default of the Recipient or by the breach of this Agreement by the Recipient;

23.4.3	the Disclosing Party confirms in writing is disclosed on a non-confidential basis;

23.4.4

has lawfully become known by or come into the possession of the Recipient on a non-confidential basis from a source other than the Disclosing Party having the legal right to disclose same, provided that such knowledge or possession is evidenced by the written records of the Recipient existing at the Signature Date; or

23.4.5

is disclosed pursuant to a requirement or request by operation of law, regulation or court order or any regulatory or supervisory body or any applicable securities exchange, to the extent of compliance with such requirement or request only and not for any other purpose, provided that the onus shall at all times rest on the Recipient to establish that information falls within the exclusions set out in clauses 23.4.1 to 23.4.5.

23.5

In the event that the Recipient is required to disclose confidential information of the Disclosing Party as contemplated in clause 23.4.5, the Recipient will notify the Disclosing Party of the recipient of, and the form and extent of, any such disclosure or announcement immediately after it is made to the extent possible and permitted by any applicable law.

24	PUBLICITY

No public announcements of any nature whatsoever will be made by or on behalf of a Party relating to this Agreement and the terms and contents thereof without the prior written consent of the other Parties, save for any announcement or other statement required to be made in terms of the provisions of any law or by the rules of any recognised securities exchange, in which event the Party obliged to make such statement will first consult with the other Parties in order to enable the Parties in good faith to attempt to agree the content of such announcement, which (unless agreed) must go no further than is required in terms of such law or rules. This will not apply to a Party wishing to respond to any other Party which has made an announcement of some nature in breach of this clause 24.

25	SUPPORT

Each Party undertakes, and shall procure that its representatives, at all times to do all such things, perform all such actions and take all such steps and to procure the doing of all such things, the performance of all such actions and the taking of all such steps as may be open to them and necessary for or incidental to the putting into effect or maintenance of the terms, conditions and/or import of this Agreement.

26	BREACH

26.1

If a Party ("Defaulting Party") commits any breach of this Agreement and fails to remedy such breach within 10 business days ("Notice Period") of written notice requiring the breach to be remedied, then the Party giving the notice ("Aggrieved Party") will be entitled, at its option –

26.1.1

to claim immediate specific performance of any of the Defaulting Party's obligations under this Agreement, with or without claiming damages, whether or not such obligation has fallen due for performance, and to require the Defaulting Party to provide security to the satisfaction of the Aggrieved Party for the Defaulting Party's obligations; or

26.1.2

to cancel this Agreement, with or without claiming damages, in which case written notice of the cancellation shall be given to the Defaulting Party, and the cancellation shall take effect on the giving of the notice. Notwithstanding the aforesaid, neither of the Parties shall be entitled to cancel this Agreement unless the breach is a material breach going to the root of the Agreement.

26.2

The Parties agree that any costs awarded will be recoverable on an attorney-and- own-client scale unless the Court specifically determines that such scale shall not apply, in which event the costs will be recoverable in accordance with the High Court tariff, determined on an attorney-and-client scale.

26.3	The Aggrieved Party's remedies in terms of this clause 26 are without prejudice to any other remedies to which the Aggrieved Party may be entitled in law.

26.4

Notwithstanding the aforegoing, after the acquisition of all of the Call Option Shares and payment of the Option Price in full in accordance with this Agreement, none of the Parties will have the right to cancel this Agreement as a result of a breach thereof, and the Parties' only remedies thereafter will be to claim specific performance of all the Defaulting Party's obligations, together with damages, if any.

27	DISPUTE RESOLUTION

27.1

In the event of there being any dispute or difference between all or some of the Parties arising out of this Agreement, the said dispute or difference shall on written demand by any Party be submitted to arbitration in Johannesburg in accordance with the AFSA rules, which arbitration shall be administered by AFSA.

27.2

Should AFSA, as an institution, not be operating at that time or not be accepting requests for arbitration for any reason, then the arbitration shall be conducted in accordance with the AFSA rules for commercial arbitration (as last applied by AFSA) before an arbitrator appointed by agreement between the parties to the dispute or failing agreement within 10 business days of the demand for arbitration, then any party to the dispute shall be entitled to forthwith call upon the chairperson of the Johannesburg Bar Council to nominate the arbitrator, provided that the person so nominated shall be an advocate of not less than 10 years standing as such. The person so nominated shall be the duly appointed arbitrator in respect of the dispute. In the event of the attorneys of the parties to the dispute failing to agree on any matter relating to the administration of the arbitration, such matter shall be referred to and decided by the arbitrator whose decision shall be final and binding on the parties to the dispute.

27.3	Any party to the arbitration may appeal the decision of the arbitrator or arbitrators in terms of the AFSA rules for commercial arbitration.

27.4	Nothing herein contained shall be deemed to prevent or prohibit a party to the arbitration from applying to the appropriate court for urgent relief or for judgment in relation to a liquidated claim.

27.5

Any arbitration in terms of this clause 27 (including any appeal proceedings) shall be conducted in camera and the Parties shall treat as confidential details of the dispute submitted to arbitration, the conduct of the arbitration proceedings and the outcome of the arbitration.

27.6	This clause 27 will continue to be binding on the Parties notwithstanding any termination or cancellation of the Agreement.

27.7

The Parties agree that the written demand by a party to the dispute in terms of clause 27.1, that the dispute or difference be submitted to arbitration, is to be deemed to be a legal process for the purpose of interrupting extinctive prescription in terms of the Prescription Act, 1969.

28	NOTICES AND DOMICILIA

28.1

The Parties select as their respective domicilia citandi et executandi the following physical addresses, and for the purposes of giving or sending any notice provided for or required under this Agreement, the following physical and email addresses –

Name	Physical Address	Email
Grantor	6th Floor	xxx
President Place
Cnr Jan Smuts Ave and Bolton Road
Rosebank
Johannesburg

Marked for the attention of: Chief Financial Officer

Name	Physical Address	Email
Company	23/25 Commerce Crescent	xxx
Kramerville
Johannesburg

Marked for the attention of: Andrew Dunn

provided that a Party may change its domicilium to any other physical address in South Africa, or its address for the purposes of notices to any other physical or email address, by written notice to the other Parties to that effect. Such change of address will be effective 5 business days after receipt of the notice of the change.

28.2	All notices to be given in terms of this Agreement will be given in writing and will –

28.2.1	be delivered by hand or sent by email;

28.2.2

if delivered by hand during business hours, be presumed to have been received on the date of delivery. Any notice delivered after business hours or on a day which is not a business day will be presumed to have been received on the following business day; and

28.2.3

if sent by email during business hours, be presumed to have been received on the date of successful transmission of the email. Any email sent after business hours or on a day which is not a business day will be presumed to have been received on the following business day.

28.3

Notwithstanding the above, any notice given in writing, and actually received by the Party to whom the notice is addressed, will be deemed to have been properly given and received, notwithstanding that such notice has not been given in accordance with this clause 28.

29	BENEFIT OF THE AGREEMENT

This Agreement will also be for the benefit of and be binding upon the successors in title and permitted assigns of the Parties or any of them.

30	APPLICABLE LAW AND JURISDICTION

30.1	This Agreement will in all respects be governed by and construed under the laws of South Africa.

30.2

Subject to clause 26.2, the Parties hereby consent and submit to the non-exclusive jurisdiction of the High Court of South Africa, Gauteng Local Division (Johannesburg), in any dispute arising from or in connection with this Agreement.

31	INDEPENDENT ADVICE

Each of the Parties hereby acknowledges and agreed that -

31.1

it has been free to secure independent legal and other professional advice (including financial and taxation advice) as to the nature and effect of all of the provisions of this Agreement and that it has either taken such independent advice or has dispensed with the necessity of doing so; and

31.2	all of the provisions of this Agreement and the restrictions herein contained are fair and reasonable in all the circumstances and are in accordance with the Party's intentions.

32	GENERAL

32.1	Whole Agreement

This Agreement constitutes the whole of the agreement between the Parties relating to the matters dealt with herein and, save to the extent otherwise provided herein, no undertaking, representation, term or condition relating to the subject matter of this Agreement not incorporated in this Agreement shall be binding on any of the Parties.

32.2	Variations to be in Writing

No addition to or variation, deletion, or agreed cancellation of all or any clauses or provisions of this Agreement will be of any force or effect unless in writing and signed by the Parties.

32.3	No Indulgences

No latitude, extension of time or other indulgence which may be given or allowed by any Party to the other in respect of the performance of any obligation hereunder, and no delay or forbearance in the enforcement of any right of any Party arising from this Agreement and no single or partial exercise of any right by any Party under this Agreement, shall in any circumstances be construed to be an implied consent or election by that Party or operate as a waiver or a novation of or otherwise affect any of its rights in terms of or arising from this Agreement or estop or preclude it from enforcing at any time and without notice, strict and punctual compliance with each and every provision or term hereof. Failure or delay on the part of any Party in exercising any right, power or privilege under this Agreement will not constitute or be deemed to be a waiver thereof, nor will any single or partial exercise of any right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

32.4	No Waiver or Suspension of Rights

No waiver, suspension or postponement by any Party of any right arising out of or in connection with this Agreement shall be of any force or effect unless in writing and signed by that Party. Any such waiver, suspension or postponement will be effective only in the specific instance and for the purpose given.

32.5	Continuing Effectiveness of Certain Provisions

The expiration or termination of this Agreement shall not affect such of the provisions of this Agreement as expressly provide that they will operate after any such expiration or termination or which of necessity must continue to have effect after such expiration or termination, notwithstanding that the clauses themselves do not expressly provide for this.

32.6	No Assignment

Neither this Agreement nor any part, share or interest herein nor any rights or obligations hereunder may be ceded, delegated or assigned by any Party without the prior signed written consent of the others.

33	COSTS

Subject to clause 26.2, the Grantor will bear and pay all the legal costs and expenses of and incidental to the negotiation, drafting, preparation and implementation of this Agreement, including the legal costs and expenses of the Company in connection with the negotiation, drafting and preparation and implementation of this Agreement, provided that each Nominated Purchaser shall on demand reimburse the Grantor, a pro rata portion, based on the proportion of the Call Option Shares acquired by the relevant Nominated Purchaser, of the legal costs and expenses incurred by the Grantor in respect of the negotiation, drafting, preparation and implementation of this Agreement.

34	SIGNATURE

34.1	This Agreement is signed by the Parties on the dates and at the places indicated below.

34.2

This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same Agreement as at the date of signature of the Party last signing one of the counterparts.

34.3	The persons signing this Agreement in a representative capacity warrant their authority to do so.

34.4

The Parties record that it is not required for this Agreement to be valid and enforceable that a Party shall initial the pages of this Agreement and/or have its signature of this Agreement verified by a witness.

[Remainder of page left intentionally blank. Signature pages follow hereafter.]

SIGNED at Rosebank on 2 May 2019

For and on behalf of
NET1 APPLIED TECHNOLOGIES
SOUTH AFRICA PROPRIETARY
LIMITED

/s/ A.M.R. Smith
Signature

A.M.R. Smith
Name of Signatory

Director
Designation of Signatory

SIGNED at Sandton on 3 May 2019

For and on behalf of
DNI-4PL CONTRACTS
PROPRIETARY LIMITED

/s/ Andrew Dunn
Signature

Andrew Dunn
Name of Signatory

Director
Designation of Signatory

Annexure A

Form of Call Option Notice

To:	Net1 Applied Technologies South Africa Proprietary Limited
[•]
[•]
[•]

By email: [•]

Attention: [•]

[•] 20[•]

Dear Sirs

CALL OPTION EXERCISE NOTICE

1

We refer to the written agreement titled "Call Option Agreement" entered into between Net1 Applied Technologies South Africa Proprietary Limited and DNI-4PL Contracts Proprietary Limited on or about 3 May 2019 ("Call Option Agreement").

2	Terms defined in the Call Option Agreement shall bear the meanings ascribed therein unless this document clearly indicates otherwise.

3

In terms of clause 8.1.2 of the Call Option Agreement, the Purchaser is required to notify the Grantor in writing of its election to exercise the Call Option during any Option Period. The Purchaser hereby exercises the Call Option and this notice constitutes the Call Option Notice. Accordingly, the Purchaser is obliged to purchase the Call Option Shares on the terms and conditions contained in the Call Option Agreement.

4	In terms of clause 8.1.2.2 of the Call Option Agreement, the Purchaser is required to set out its calculation of the Call Option Price. A copy of the calculations is enclosed with this letter.

Yours faithfully

______________________
For and on behalf of:

[•]
Name:
Title: Authorised Signatory

Annexure B

Nomination Agreement

Whereas Net1 Applied Technologies South Africa Proprietary Limited and DNI-4PL Contracts Proprietary Limited entered into a written agreement titled "Call Option Agreement" on or about [•] ("Call Option Agreement").

This document constitutes a Nomination Agreement as contemplated under clause 2.1.45 of the Call Option Agreement.

Capitalised words and expressions used in this Nomination Agreement bear the meanings assigned to them in the Call Option Agreement.

The Company hereby nominates [•] (registration number [•]) as the purchaser of [•] Option Shares in terms of clause 5 of the Call Option Agreement ("Nominated Purchaser"), which nomination the Nominated Purchaser hereby accepts.

The Nominated Purchaser hereby undertakes, with effect from the date on which this Nomination Agreement is signed by both parties hereto, that it will be and become bound by all of the provisions of the Call Option Agreement and all of the terms and conditions thereof shall be enforceable against it by any of the other Parties thereto.

SIGNED at ............................................................................... on ............................................................................................... 20[•]

For and on behalf of
THE NOMINATED PURCHASER

Signature

Name of Signatory

Designation of Signatory

SIGNED at ............................................................................... on ............................................................................................... 20[•]

For and on behalf of
THE GRANTEE

Signature

Name of Signatory

Designation of Signatory

Annexure C

Warranties by the Grantor

1	INTRODUCTION

1.1

Expressions defined in the sale of shares agreement to which this document is attached as Annexure C ("Agreement") shall bear the same meaning in this Annexure C as that assigned to them in the Agreement.

1.2	To the extent that the Warranties are given on a date which results in the use of any tense being inappropriate, the Warranties set out below shall be read in the appropriate tense.

1.3	The Warranties set out below are given by the Grantor, on the basis set out in clause 19, and by the Company.

1.4

All the Warranties given by the Grantor in this annexure are given subject to the limitations and qualifications set out in clause 21 of the Agreement (or any other relevant provision of the Agreement).

2	CAPACITY AND AUTHORITY

2.1	Incorporation and Existence

2.1.1	The Company is a company duly incorporated and registered under South African law and has been in continuous existence since incorporation.

2.1.2	Each Group Company is a private company duly incorporated and registered under South African law and has been in continuous existence since incorporation.

2.1.3	As far as the Grantor is Aware, no steps have been taken in respect of the deregistration of any Group Company in terms of section 82(3) of the Companies Act.

2.1.4

As at the Signature Date and the Closing Date the Company has an authorised share capital of 1,000 ordinary shares with a par value of R1 each, all ranking pari passu in all respects, and 90,000,000 class A ordinary shares of no par value, all ranking pari passu in all respects.

2.1.5	As at the Signature Date and the Closing Date, all the Group Companies will be wholly owned subsidiaries, save for the following Group Companies where the issued shares will be held as follows –

2.1.5.1	the Company holds 55% of all of the shares in Switch Mobile Proprietary Limited (registration number 2000/030913/07);

2.1.5.2	the Company holds 55% of all of the shares in Mobile Mart Proprietary Limited (registration number 2014/030933/07);

2.1.5.3	the Company holds 50% of all of the shares in Speckpack Field Services Proprietary Limited (registration number 2014/164903/07);

2.1.5.4

the Company holds 51.2% of all of the shares in M4Jam Proprietary Limited (registration number 2003/011766/07) , which in turn holds 100% of all of the shares in M4Jam South Africa Proprietary Limited (registration number 2004/013252/07), which in turn holds 100% of all of the shares in M4You Proprietary Limited (registration number 2013/026161/07) and 40% of all of the shares in Fanaka Holdings Proprietary Limited (registration number 2011/110167/07).

2.1.6	As at the Closing Date the Group Companies have no shares in issue other than ordinary shares.

2.1.7	Save as provided for above, the Company has no other direct or indirect shareholding in another company.

2.2	Right, Power, Authority and Action

2.2.1	The Company has the right, power and authority to conduct its business.

2.2.2	Each Group Company has the right, power and authority to conduct the businesses conducted by them.

2.2.3

The Company and the Grantor each have the right, power and authority, and has taken all action necessary, to execute, deliver and exercise its rights, and perform its obligations, under this Agreement.

2.3	Binding Agreements

2.3.1	The Grantor's obligations under this Agreement will be enforceable against it in accordance with their terms.

2.3.2	The entry into this Agreement by the Grantor, and the performance by it of its obligations under this Agreement, does not, and will not –

2.3.2.1	as at the Closing Date, result in any present or future material indebtedness of the Grantor becoming due or capable of being declared due and payable prior to its stated maturity;

2.3.2.2	contravene, conflict with, or result in a violation of, any applicable laws; or

2.3.2.3

contravene, conflict with, or result in a breach or default of, the terms of, or give any person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any agreement, indenture, mortgage or other instrument of any kind to which it/he is a party, that has not been waived or consented to in writing by that person prior to the Signature Date.

3	SHARES

3.1	The Shares

3.1.1

The Grantor is the sole beneficial holder of the Call Option Shares and is reflected as the sole registered holder thereof in the securities register of the Company, and no person has any right to obtain an order for the rectification of such register.

3.1.2

The Call Option Shares confer on the holder/s thereof: 30.394765% of the total voting rights exercisable in the Company, (ii) 30.394765% of the rights to any and all distributions by the Company, and (iii) upon the Company's liquidation, 30.394765% of the net assets of the Company.

3.1.3

There is no Encumbrance, and there is no agreement, arrangement or obligation to create or give an Encumbrance, in relation to any shares in the Company (including the Call Option Shares). As far as the Grantor is Aware, no person has claimed to be entitled to an Encumbrance in relation to any of the shares in the Company.

3.1.4

As at the Closing Date, save as contemplated in the Share Sale and Subscription Agreement, agreement containing the Put Option, the Sale Agreement, the Shareholders Agreement or the MOI, there is no agreement, arrangement or obligation requiring the creation, allotment, issue, transfer, redemption or repayment of, or the grant to a person of the right (conditional or not) to require the allotment, issue, transfer, redemption or repayment of, a share in the capital of the Company or any Group Company (including, without limitation, an option or right of pre-emption or conversion), in terms of which such creation, allotment, issue, transfer, redemption or repayment must still occur.

3.1.5

As at the Closing Date, save as contemplated in the Put Option Agreement, neither the Company nor any Group Company is and will not be under any obligation (whether contingently upon the exercise of any right or otherwise), and no resolution shall have been passed, requiring the Company or any Group Company to increase or to reduce its authorised or issued shares, or to vary any of the rights attaching to any of its shares, or to buyback any of its shares, or to make any payment(s) to its shareholder.

3.1.6

As at the Closing Date, no person (other than the Purchaser in terms of this Agreement and the agreement containing the Put Option, JAA Holdings Proprietary Limited and PK Gain Investment Holdings Proprietary Limited in terms of the Share Sale and Subscription Agreement and the Shareholders in terms of the Shareholders Agreement and the MOI) has any right, actual or contingent, (including, inter alia, any option or right of first refusal) to subscribe for any shares or any other Securities in the authorised shares of any Group Company.

3.1.7	No person is entitled to participate in, or to a commission on the dividends or profits of, any Group Company, except as a shareholder.

3.1.8	As at the Closing Date, no Group Company is obliged to cancel any of the shares in its capital or to create or issue any debentures or any derivatives.

3.1.9	The Call Option Shares have been validly and lawfully authorised and issued.

3.2	Securities Register

3.2.1

The securities register of the Company contains true and accurate records of the holders of securities from time to time issued by the Company and the Company does not know of any facts or circumstances which may give rise to a rectification of the securities register of the Company.

3.2.2	No person has any right to obtain an order for the rectification of the securities register of any Group Company.

4	RECEIVABLES

As at the Closing Date –

4.1	the receivables book will be in the name of the Company or relevant Group Company;

4.2	security relating to the receivables book will be documented to reflect the terms of the security and all such documents are in the possession, or under the control of the Company;

4.3	the provision by the Company for bad or doubtful debt of the Group is adequate;

4.4	the contracts with customers forming part of the receivables book and all documents ancillary thereto will be in the possession, and under the control, of the Company;

4.5	the receivables book has accurately recorded the principle and material terms of these contracts (including the sum outstanding and the payment/repayment dates); and

4.6	all accounts receivable of each Group Company will be fully recovered save to the extent specifically provided against in the Warranted Accounts.

5	RECORDS

Each Group Company complies in all material respects with all record keeping requirements imposed by applicable laws and all such records (including the books, registers, accounts, ledgers and accounting records) of that Group Company –

5.1	are up-to-date in all material respects;

5.2	are in its possession or under its control;

5.3	give and reflect a true and fair view of that Group Company concerned and are not misleading in any material way; and

5.4

are properly completed on a basis consistent with the accounting records of the 3 most recent financial years of the Group Company concerned (unless otherwise stated therein) and in accordance with the Companies Act, IFRS (to the extent applicable) and the law of, and applicable standards, principles and practices generally accepted in South Africa.

6	FINANCIAL STATEMENTS

6.1	No Undisclosed Liabilities

6.1.1

The Group has no liabilities, which would be regarded as material by an auditor, of any kind (including, for the avoidance of doubt, off statement of financial position liabilities) that would have been required to be reflected in, reserved against or otherwise described on the Warranted Accounts or in the notes thereto in accordance with IFRS and were not so reflected, reserved against or described, other than (i) liabilities incurred in the Ordinary Course of Business after 1 March 2019, and (ii) liabilities incurred in connection with the transactions contemplated in the Agreement, other than as reflected and Fairly Disclosed in the Warranted Accounts.

6.1.2	No Shareholder or any related person to any such person has any claims against any Group Company whether on loan account, current account or otherwise.

6.1.3

The Group has paid its creditors which would be regarded as material creditors by an auditor, within the time limits agreed with such creditors save where a creditor's claim is disputed or as may be otherwise indicated and Fairly Disclosed in the Warranted Accounts.

6.1.4

No report has been furnished to any Group Company by its auditor concerning a material irregularity as contemplated in the Auditing Professions Act No. 26 of 2005 (as amended), or any similar predecessor section, or any analogous legislation in a relevant jurisdiction.

6.1.5	Between the Signature Date and the Closing Date, the Group's Business will be operated in the usual way so as to maintain it as a going concern.

6.1.6	The Audited Accounts –

6.1.6.1	comply with the requirements of the Companies Act;

6.1.6.2	have been prepared in accordance with IFRS;

6.1.6.3	fairly present the financial position, operations and results of the Group as at the close of business at the end of the financial period to which they relate;

6.1.6.4	save as noted therein, reflect no change in any of the bases of accounting or accounting principles used in respect of any material item;

6.1.6.5	reflect or disclose all liabilities, actual or contingent, at their full amount;

6.1.6.6

adequately provide for bad and doubtful debts as well as for any and all accrued liabilities including accrued leave pay, accrued holiday pay, pensions, bonuses or other similar payments or liabilities to employees;

6.1.6.7	have been reported on by the auditors of the Group without any qualification other than in respect of post-balance sheet events; and

6.1.6.8	have been approved and signed by the directors of the Company.

6.1.7	All provisions contained or brought to account are adequate and sufficient in respect of the matters to which they relate, including but not limited to foreign exchange commitments.

6.1.8	As at the Signature Date, the financial year end of the Company is June.

6.1.9	The Management Accounts –

6.1.9.1	fairly present the financial position, operations and results of the Group as at the close of business at the end of the financial period to which they relate;

6.1.9.2

save as noted therein, reflect no change in any of the bases of accounting or accounting principles used in the preparation of the Audited Accounts and have been prepared consistent with past practice;

6.1.9.3	reflect or disclose all liabilities, actual or contingent, at their full amount; and

6.1.9.4

adequately provide for bad and doubtful debts as well as for any and all accrued liabilities including accrued leave pay, accrued holiday pay, pensions, bonuses or other similar payments or liabilities to employees.

6.2	Minute Books

As at the Signature Date and the Closing Date, the minute book of each Group Company contain all material resolutions passed by the directors and shareholders thereof, save for resolutions required to give effect to the provisions of this Agreement.

6.3	Specific

6.3.1	Since 1 July 2018 –

6.3.1.1	no Group Company has, other than in the Ordinary Course of its Business –

6.3.1.1.1	acquired or disposed of, or agreed to acquire or dispose of, an asset which an auditor would regard as material; or

6.3.1.1.2	assumed or incurred, or agreed to assume or incur, a liability, obligation or expense (actual or contingent) that an auditor would regard as material;

6.3.1.2

the Group's business has not been materially and adversely affected by the termination of, or a change in the terms of, any licence, an agreement or by the loss of a customer or supplier or by an abnormal factor not affecting similar businesses;

6.3.1.3

the Company has not declared, paid or made a dividend or distribution (including, without limitation, a distribution within the meaning of the Income Tax Act), except as provided for in the Warranted Accounts; and

6.3.1.4	no Group Company has changed its financial year end (other than the change from 28 February to 30 June) or its auditors.

7	TAX

7.1

Each Group Company shall at all times have complied in all material respects with the provisions of the Income Tax Act, the Value-added Tax Act, No. 89 of 1991 ("VAT Act") and all Tax returns (including without limitation employees' tax returns and specifically including all returns and information that relate to reportable arrangements as contemplated in Part B of Chapter 4 (sections 34 to 39 of the Tax Administration Act, No. 28 of 2011 or sections 80M to 80T of the Income Tax Act) and declarations required to be returned shall have been made by it in respect of the 4 financial years immediately preceding the Closing Date and shall have accurately disclosed all information properly required to be disclosed to the Commissioner or other appropriate authorities, and all provisional and other Taxes shall have been paid as at the due date thereof in material compliance with the provisions of the Income Tax Act.

7.2	Each Group Company has paid and discharged when due, all Taxes payable by it from the date of its incorporation to the Closing Date, including any Tax in respect of –

7.2.1	its assets, income or profits;

7.2.2	any transactions concluded by the Group Company concerned;

7.2.3	the declaration and payment of dividends and/or deemed dividends by the Group Company concerned.

7.3

All assessments for Tax raised in respect of the Group where the due date for payment of the Tax arises on or before the Closing Date or which relate to the period prior to the Closing Date or as otherwise provided in the Management Accounts shall have been paid in full by the Closing Date, unless disputed by the Company in good faith.

7.4	In respect of any Tax of the Group which is due for payment after the Closing Date, adequate provision therefor shall have been made in the financial statements of the relevant Group Company.

7.5

Final assessments have been issued for all Tax periods in respect of which the Group Company has submitted Tax returns and the Grantor is not Aware of any intention by the Commissioner to re-open any such assessment.

7.6

As far as the Grantor is Aware, no Group Company is liable to pay any penalty, late payment penalty, administrative non-compliance penalty, understatement penalty, fine or interest in connection with any Tax.

7.7

As far as the Grantor is Aware, no Group Company is party to any transactions in respect of which the Tax authority may lawfully substitute, for purposes of Tax, a different consideration for the actual consideration given or received by the Group.

7.8

The wear and tear, depreciation or capital allowances applied in the past to the Group's fixed or other assets for Tax purposes shall conform in all material respects to, and shall not exceed, those permitted in terms of the Income Tax Act.

7.9

All financing costs incurred to date (including any interest or similar expenses) in relation to any financing entered into by the Group before Closing have been and will be deductible on an accruals basis.

7.10	As far as the Grantor is Aware, no facts or circumstances exist which could cause a revenue authority to disallow any existing assessable/accumulated tax losses or the carrying forward of such losses.

7.11	The current and deferred Tax provisions and/or assets that will be included in the Audited Accounts have been properly provided for in accordance with the IFRS.

7.12

Where required, a Group Company has duly registered as a VAT vendor in terms of the VAT Act, has complied in all material respects with all statutory provisions and regulations relating to VAT and has duly paid or provided for all amounts of VAT which have become due and payable or for which that Group Company is liable; and is not operating any special arrangement or scheme relating to VAT nor has it agreed any special method of accounting for VAT.

7.13	Except as otherwise Fairly Disclosed in the Disclosure Schedule, no Group Company has, at any time since the date of its incorporation –

7.13.1	entered into any transaction as contemplated in sections 41 to 47 of the Income Tax Act;

7.13.2	issued any "hybrid equity instrument", as contemplated in section 8E of the Income Tax Act, or any "third-party backed share", as contemplated in section 8EA of the Income Tax Act;

7.13.3	issued any "hybrid debt instrument" as contemplated in section 8F of the Income Tax Act;

7.13.4	incurred "hybrid interest" as contemplated in section 8FA of the Income Tax Act.

7.14	Each Group Company is –

7.14.1	a resident for South African Tax purposes and has not ceased such residence since the date of its incorporation; and

7.14.2	is not treated as resident or liable to Tax in any other jurisdiction for any Tax purpose (including for the purposes of any double taxation agreement); and

7.14.3	not subject to the interest-limitation provisions contained in sections 23M or 23N of the Income Tax Act.

7.15

No Group Company has at any time or times been party to any 'company formation transaction', 'share-for-share transaction', 'amalgamation transaction', 'intra-group transaction', 'unbundling transaction' or 'liquidation, winding-up or deregistration transaction' all as contemplated in Part III of the Income Tax Act, or any other transaction which might be so classified.

7.16

As at the Signature Date, there are no material queries, notices, suits, proceedings, investigations or inspections pending against any Group Company by the Commissioner or any Tax authority relating to any claim for any additional Tax or assessment, or any material matters under discussion with the Commissioner or any Tax authority relating to any claim for any Tax or assessment, nor is there any pending Tax objection or appeal by any Group Company.

7.17

As far as the Grantor is Aware, the Tax files and records of the Group contain complete, full and accurate details in all material respects of all communications with the Commissioner and Tax advisors, respectively, for the 3 year period prior to the Closing Date.

7.18

As far as the Grantor is Aware, to the extent that any Group Company claimed Tax allowances or deductions prior to the Closing Date (including, without limitation, in respect of leasehold improvements) it was, insofar as it was Aware, entitled to do so in accordance with the provisions of the Income Tax Act.

8	BUSINESS OF THE COMPANY

8.1	The sole business of the Company is the Business which the Company conducts as a going concern solely in South Africa.

8.2

No Group Company is bound by any restraint of trade agreement and no Group Company has committed (whether actually or contingently) to entering into any restraint of trade agreement by which it may be so bound.

8.3	The Grantor is not Aware of anything which will prevent the Company from carrying on the Business nor any Group Company carrying on its business.

8.4

As far as the Grantor is Aware, the Company has not given any express, tacit or implied warranties in respect of products sold by it or services rendered by it other than those given in the normal and ordinary course of conduct of the Business.

8.5

As far as the Grantor is Aware, the Group has utilised all import permits issued to it only in respect of the Business and has not used any such import permit for the importation of goods on behalf of anyone else.

9	ASSETS

9.1	Title and Condition

9.1.1	Each asset included in the Management Accounts or acquired by the Group since the Management Accounts (other than stock disposed of in the Ordinary Course of Business or leased assets) is –

9.1.1.1	legally and beneficially owned solely by the Group; and

9.1.1.2	where capable of possession, in the possession or under the control of the Group.

9.1.2

Unless otherwise Fairly Disclosed in the Disclosure Schedule, all the material assets of the Group included in the Management Accounts or acquired by the Group since the Audited Accounts, whether movable, immovable, fixed or of whatever nature or description will be owned by the Group in full, free and unencumbered ownership, and none of them will be subject to –

9.1.2.1	any credit agreement, credit transaction, instalment sale transaction or leasing transaction;

9.1.2.2

any other credit agreement, instalment sale agreement, hire-purchase or suspensive sale agreement, lease or any like agreement whatever its form, save for motor vehicle leases in the Ordinary Course of Business;

9.1.2.3	any pledge, mortgage bond, lien or notarial bond;

9.1.2.4	any other right in favour of any third person; or

9.1.2.5	any arrangement for the payment of a premium or like consideration to or by the Group for the use of the asset concerned.

9.1.3

As far as the Grantor is Aware, no person has or will have any right (including any option or right of first refusal) to acquire or claim delivery, ownership or transfer or the use, occupation, possession or enjoyment of, any of the assets of any Group Company, other than in the Ordinary Course of its Business.

9.1.4	There has been no exercise, purported exercise or claim for any Encumbrance over any of the assets of any Group Company, and there is no dispute directly or indirectly relating to any such assets.

9.1.5	Each Group Company has the legal capacity and power to own its assets and carry on its business as it is presently being conducted.

9.1.6	No Group Company has stopped or suspended payment of a material portion of its debts, or otherwise become unable to pay its debts or otherwise become insolvent in any relevant jurisdiction.

9.1.7	As far as the Grantor is Aware, none of the assets of the Group have been revalued during the immediately past 2 financial years.

10	INTELLECTUAL PROPERTY

10.1	Each of the Intellectual Property Rights owned or licensed by the Group and material to the conduct of the Business is –

10.1.1	valid and enforceable and nothing has been done or omitted to be done by any Group Company by which it may cease to be valid and enforceable;

10.1.2	legally and beneficially owned by the Group alone, or legally licensed by the Group; and

10.1.3

as far as the Grantor is Aware, not the subject of a claim or opposition from a person (including, without limitation, an employee of the Group) as to title, validity, enforceability, entitlement or otherwise.

10.2

As far as the Grantor is Aware, no Group Company has infringed any third party's Intellectual Property Rights or rendered any Group Company liable to an action in respect of the infringement of any Intellectual Property Rights belonging to a third party, provided that the aforesaid Warranty does not apply to instances where any infringement occurs or may have occurred as a result of any Intellectual Property Rights not having been licensed to the Company validly by a licensor purporting to do so. There is and during the 2 years prior to the Signature Date has been, no civil, criminal, arbitration, administrative or other proceeding or dispute in any jurisdiction by or against any Group Company concerning any of the Intellectual Property Rights. The Grantor is not Aware of any civil, criminal, arbitration, administrative or other proceeding or dispute concerning any of the Intellectual Property Rights being pending or threatened against it or any Group Company.

10.3

The Group is entitled to use the Intellectual Property Rights and there is nothing prohibiting its use of any Intellectual Property Rights and computer systems or other similar property licensed to the Group and used by the Company at present in connection with or for the Business operations of the Group.

10.4	As far as the Grantor is Aware, no person is entitled to an order requiring any Group Company to change the trading style or trading name of any aspect of the Business.

10.5

As far as the Grantor is Aware, the Group owns or has the exclusive right to use, modify or copy pursuant to licence, sub-licence, agreement, or permission, all Intellectual Property, free of any encumbrance, licence, or other restriction except as set out in the Disclosure Schedule, necessary or desirable for the operation of the Business or used by the Group in the Business as conducted on the Closing Date and as proposed to be conducted.

10.6

As far as the Grantor is Aware, except as set out in the Disclosure Schedule, no royalties or other considerations are owed in relation to the Business as conducted in the 12-month period preceding the Closing Date and no additional royalties or other considerations are anticipated according to any known business plan or anticipated activity of the Business, including the services it provides.

11	INSURANCE

11.1	Status of the Policies

11.1.1

As far as the Grantor is Aware, each of the current insurance and indemnity policies in respect of which the Group has an interest (including any active historic policies which provide cover on a losses occurring basis) ("Policies") is valid and enforceable.

11.1.2	As far as the Grantor is Aware, no Group Company has done or omitted to do anything which –

11.1.2.1	makes any of the Policies unenforceable; or

11.1.2.2	prejudices the ability to effect insurance on the same or better terms in the future.

11.1.3	No insurer under any of the Policies has disputed, or given any indication that they intend to dispute, the validity of any of the Policies on any grounds.

11.2	Insurance of Assets

11.2.1	All Policies are and remain in full force and effect.

11.2.2	All Policies are adequate in respect of the assets to which such Policies relate.

11.3	Claims

As far as the Grantor is Aware –

11.3.1	no material claims have been made under any Policy (other than claims made in the Ordinary Course of Business);

11.3.2	no claim is outstanding;

11.3.3	there exists no fact or circumstance which will give rise to a material claim under any of the Policies;

11.3.4	no event, act or omission has occurred which requires notification under any of the Policies the failure of which would have a material adverse effect on the Business of the Company;

11.3.5

no insurer under any of the Policies has refused, or given any indication to the Company that it intends to refuse, indemnity in whole or in part in the Ordinary Course of Business in respect of any material claims under the Policies; and

11.3.6

nothing has been done or omitted to be done by the Group, which will entitle the insurers under any of the Policies to refuse indemnity in whole or in part in respect of any material claims under the Policies.

11.4	Premiums

11.4.1	All premiums which are due under the Policies have been paid.

11.4.2

The Grantor is not Aware that any Group Company has done anything or omitted to do anything (other than to submit claims in the Ordinary Course of Business of the Company) which will result in a material increase in the premium payable under any of the Policies (excluding annual increases of premiums in the ordinary course).

12	PROPERTY

12.1	Immovable Property

The Group owns no immovable property.

12.2	Leasehold Property used by the Group

12.2.1	The warranties in this clause 12.2 are given only to the extent that a breach thereof would have a material adverse financial effect on the Group as a whole.

12.2.2

No person (including, without limitation, the landlord) may bring the term of any lease agreement to which any Group Company is a party as a lessee to an end before the expiry of the term of the relevant lease agreement by effluxion of time (except by forfeiture).

12.2.3

As far as the Grantor is Aware, there is no fact or circumstance which will restrict or terminate the Group's continued and uninterrupted possession or occupation of any of its premises, where such restriction or termination will have a material adverse effect on the Business.

12.2.4	The Group has the right to conduct the Business from the premises from which it trades in the ordinary course thereof.

12.2.5

No Group Company has any obligation to alter, renovate or improve the premises from which it trades, save as otherwise provided in any lease agreement and in such an event such obligation will not have a material adverse effect on the Business.

12.2.6

Rent payable in respect of the Group's premises is not being reviewed and cannot be reviewed before the Closing Date, save for reviews in the ordinary course as provided for in the relevant lease agreements.

12.2.7	No Group Company is in breach of any lease agreement to which it is a party.

13	AGREEMENTS

13.1	Validity of Agreements

13.1.1

As at the Closing Date, the Grantor is not Aware of the existence of any fact or circumstance which will invalidate or give rise to a ground for termination, avoidance or repudiation of an agreement or arrangement to which any Group Company is a party which would have a material adverse effect on the Business. As far as the Grantor is Aware, no party with whom any Group Company has entered into a material agreement or arrangement has given notice of its intention to terminate, or has sought to repudiate or disclaim, the agreement or arrangement.

13.1.2	No Group Company is in breach of any agreement, arrangement or obligation entered into by any Group Company and which is material to the business of the Group.

13.1.3	As far as the Grantor is Aware –

13.1.3.1	no party with whom any Group Company has entered into an agreement, arrangement or obligations which is material to the business of the Group is in breach of the agreement, arrangement or obligation;

13.1.3.2	there exists no fact or circumstance which will give rise to a breach of this type which would have a material adverse effect on the Business; and

13.1.3.3

no fact or circumstance exists which will or is likely to result in any loss being suffered by the Company in respect of any contract or which will or is likely to form the basis of a claim to rectification at the instance of any other person.

13.1.4

No Group Company is party to any agreement of a material nature which has not been entered into (i) on an arms'-length basis; and (ii) on terms which are normal having regard to the nature of its business.

13.1.5	Save as Fairly Disclosed in the Disclosure Schedule, the Group is not bound by any –

13.1.5.1

any contract with the Grantor, any company within the Grantor's group, any of the Grantor's shareholders or any director or officer of the Grantor or any person that is related to any of them or that is an inter-related person in regard to any of them (as such terms are defined in the Companies Act);

13.1.5.2	contract in restraint of trade or any management contract in terms of which a third party provides management services to the Group, as far as the Grantor is Aware; or

13.1.5.3

agreement (or group of related agreements) under which the Company has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalised lease obligation or under which the Company has imposed a security interest on any of the assets of the Company, as far as the Grantor is Aware.

13.2	Effect of Transaction

13.2.1

As far as the Grantor is Aware the execution or the performance of this Agreement will not result in any Group Company losing the benefit of a material asset, grant, subsidy, right or privilege which it enjoys at the Signature Date which would have a material adverse effect on the Business.

13.2.2

Neither the execution nor the performance of this Agreement will conflict with, result in a breach of, give rise to an event of default under, require the consent of a person under, enable a person to terminate, or relieve a person from an obligation under any material agreement or arrangement to which any Group Company is a party which would have a material adverse effect on the Business of the Company.

14	EMPLOYEES

14.1	General

14.1.1

Save as Fairly Disclosed in the Disclosure Schedule, the Group owes no amount to a present or former director, other officer or employee of the Group (or his dependant) other than for accrued remuneration or reimbursement of business expenses in the Ordinary Course of Business.

14.1.2

There is no agreement or arrangement between any Group Company and an employee or former employee with respect to his employment, his ceasing to be employed or his retirement which is not included in the written terms of his employment or previous employment. The Group has not provided, nor agreed to provide, a gratuitous payment or benefit to a director, officer or employee or to any of their dependants.

14.1.3

The Group has maintained in all material respects up-to-date, full and accurate records regarding the employment of each of its employees (including, without limitation, details of terms of employment, payments of statutory sick pay and statutory maternity pay, income tax and social security contributions, disciplinary and health and safety matters) and termination of employment.

14.1.4

No executive employee of any Group Company, being an employee of the Group and with annual cost to company in excess of R1,000,000 ("Employee"), is entitled to any exceptional benefits in relation to leave privileges, accumulated leave in excess of 30 days, pension or the like, other than provided for by the documented policies of the Group as at the Signature Date (copies of which have been provided, in writing, to the Purchaser prior to the Signature Date).

14.1.5

Save for market-related annual wage and salary increases and salary increases attributable to Employee promotions in the Ordinary Course of Business, between the Signature Date and the Closing Date, no Group Company has in any way improved or undertaken to improve the terms of service of any of the Employees from those which prevailed at the Signature Date.

14.2	Payments to employees and consultants/independent contractors As far as the Grantor is Aware –

14.2.1	no material liability has been incurred by the Group, or may be incurred between the Signature Date and the Closing Date –

14.2.1.1

for breach of any contract of employment with any of its employees, or termination of an employment contract with any of its employees, including, without limitation, a severance (whether voluntary or otherwise) payment, protective award and/or compensation for wrongful, unlawful dismissal, unfair dismissal, unfair labour practice, unfair discrimination or any other form of compensation for sex, race or disability discrimination, reinstatement or re-employment and/or failure to comply with an order for the reinstatement or re-employment of an employee or former employee; or

14.2.1.2	whether arising in contract, statute, delict or otherwise, for breach or termination of a consultancy agreement; or

14.2.2

the Group has not made or agreed to make a material payment or provided or agreed to provide a material benefit to a present or former director, other officer or employee of the Group or to any of their dependants in connection with the actual or proposed termination or suspension of employment or variation of an employment contract.

14.3	Compliance with Law and Disputes

14.3.1	As far as the Grantor is Aware, there are no material claims or threatened material claims and/or investigations against the Group relating to –

14.3.1.1	the refusal by the Group to employ any person;

14.3.1.2	the employment by the Group of any person the terms and conditions of the employment relationship between them and/or the termination of such employment; or

14.3.1.3	any workplace related accident, injury, disease or illness suffered by any employee or former employee of the Group.

14.3.2

Save in respect of those disputes Fairly Disclosed in the Disclosure Schedule, no Group Company is a party to any dispute (with a maximum claim against it exceeding R1,000,000) with any employee before any court or tribunal, whether under the Labour Relations Act, the Basic Conditions of Employment Act No. 75 of 1997 (as amended), the Employment Equity Act 55 of 1998, the Occupational Health and Safety Act 85 of 1983, the Compensation for Occupational Injuries and Diseases Act 130 of 1993, the Skills Development Act 97 of 1998, the Skills Development Levies Act 9 of 1999, the common law or otherwise, and the Grantor is not Aware of any facts or circumstances that may afford grounds or give rise to any such dispute.

14.3.3

The Grantor warrants that all statutory levies and contributions due in respect of any employee of the Group has been paid in all material respects and that it has no material undischarged liability to any government, regulatory authority or similar authority or any other person in respect of employees engaged in the Business.

14.4	Trade Unions

The Group is not involved in, and the Grantor is not Aware of a fact or circumstance, or demand from any employee, trade union or association of employees for any alterations to the terms of their employment including demands for increased remuneration which will give rise to, a dispute of any nature whatsoever with a trade union, works council, workplace forum, employee or staff association or other body representing any of its employees.

15	LICENCES AND PERMITS

15.1

Each Group Company is in possession of all Licences as are prescribed by applicable law for the lawful conduct of the business/es carried on by it, and, as far as the Grantor is Aware, all such Licences are valid and subsisting and will not terminate or be terminable at the election of any person by virtue of the execution or implementation of this Agreement.

15.2	No Group Company is in breach of any of the terms or conditions of any such Licences which may lead to the suspension, withdrawal or termination of any Licences issued to a Group Company.

15.3	As far as the Grantor is Aware –

15.3.1

there are no circumstances, facts or matters that may give rise to all of the above Licences being cancelled or not being renewed in the future or only being renewed subject to the imposition of onerous terms;

15.3.2

there are no outstanding requirements of any relevant authorities with which the Group is required to comply or has been called upon to comply before it may lawfully carry on or continue its Business generally, and the Grantor is not Aware of any contravention or breach by the Group of any such material requirements; and

15.3.3	there exists no fact or circumstance which will or may prejudice the renewal of any Licence required by the Group to conduct its Business generally.

15.4

Each action required by the Group for the renewal or extension of each Licence to be issued by relevant authorities in order to enable the Group lawfully to carry on or continue its Business generally, has, as far as the Grantor is Aware, been taken.

16	INSOLVENCY AND WINDING UP

No Group Company has taken any action, nor have any proceedings been served on or notified to any Group Company to commence business rescue proceedings in respect of any Group Company or for its winding up or dissolution or for the appointment of a liquidator, business rescue practitioner, curator or similar officer. As far as the Grantor is Aware no execution or other similar process which has been commenced or undertaken or threatened in respect of the assets of the Group or in respect of any Group Company, nor is the Grantor Aware of any unfulfilled or unsatisfied judgment or court order which is outstanding against the Company. No Group Company shall enter into any arrangement or composition for the benefit of creditors generally.

16.1	Payment of Debts and Acts of Insolvency

16.2

The Group is not unable to pay its debts as they fall due, nor has the Group commenced negotiations with one or more of its creditors with a view to rescheduling or restructuring any of its indebtedness. No Group Company has committed an act of insolvency as defined in the Insolvency Act, which will have an impact on the Company's or Group's ability to continue its business as a going concern.

16.3

As far as the Grantor is Aware, the directors of each Group Company have not, pursuant to section 129(7) of the Companies Act, issued any written notice to the effect that there are reasonable grounds to believe that any Group Company is financially distressed.

16.4	Removal from Register

As far as the Grantor is Aware, no steps are pending or threatened against any Group Company for its deregistration in terms of section 82 of the Companies Act.

17	LITIGATION AND COMPLIANCE WITH LAW

17.1	Litigation

17.1.1	Except as otherwise Fairly Disclosed in the Disclosure Schedule –

17.1.1.1

the Group is not involved, as at the Signature Date and as far as the Grantor is Aware, will not be involved as at the Closing Date, in a civil, criminal, arbitration, administrative or other proceeding, which has, or will have, a material adverse effect on the Business;

17.1.1.2

no civil, criminal, arbitration, administrative or other proceeding is pending or threatened by or against the Group or any of its directors or officers, which will have a material adverse effect on the Business;

17.1.1.3

as far as the Grantor is Aware, no person for whose acts or defaults the Group may be vicariously liable is involved, or has during the 2 years prior to the Signature Date been involved, in a civil, criminal, arbitration, administrative or other proceeding;

17.1.1.4

as far as the Grantor is Aware, no civil, criminal, arbitration, administrative or other proceeding pending or threatened by or against a person for whose acts or defaults the Group may be vicariously liable.

17.1.2

As far as the Grantor is Aware, there is no material outstanding judgment, order, decree, arbitral award or decision of a court, tribunal, arbitrator or governmental agency against any Group Company and the Grantor is not aware of any outstanding judgment, order, decree, arbitral award or decision of a court, tribunal, arbitrator or governmental agency against a person for whose acts or defaults any Group Company may be vicariously liable.

17.2	Compliance with Law

The Group has complied in all material respects with all laws and administrative requirements governing its assets and Business where the failure to do so would have a material adverse effect on its Business, and to the extent that the Group has contravened any such laws, administrative requirements or regulations in the past, those contraventions have been remedied in full and the Group has paid all penalties or fines imposed for those contraventions, or has provided therefor in the Warranted Accounts.

17.3	Investigations of a Material Nature

All action formally requested by any regulatory authority has been taken (save where it has been agreed with any regulatory authority that no action need be taken) within any time limit specified and any request for action or activities to be discontinued has been complied with in a timely manner where failure would have a material adverse effect on the Business of the Company.

17.4	Unlawful Payments

The Group has not, nor is the Grantor Aware, that any person for whose acts or defaults the Group may be vicariously liable has –

17.4.1	induced a person to enter into an agreement or arrangement with the Group by means of an unlawful payment, contribution, gift or other inducement;

17.4.2	offered or made an unlawful payment, contribution, gift or other inducement to a government official or employee; or

17.4.3	made an unlawful contribution to a political activity.

18	CONSTITUTION, REGISTERS AND RETURNS

18.1	Constitution

The Group is operating and has always operated its business in all material respects in accordance with its Memoranda of Incorporation at the relevant time.

18.2	Returns

All material returns, particulars, resolutions and other documents required to be delivered by the Group to the Companies and Intellectual Property Commission or another governmental or other authority or agency have been properly prepared and delivered.

19	MONEY LAUNDERING

Each Group Company has in all material respects complied with any know your customer and money laundering reporting laws and all laws for detecting and identifying money laundering, and detecting, identifying and reporting suspicions of money laundering to the appropriate regulators, in force in South Africa at the relevant time.

20	ANTI-CORRUPTION LAWS

20.1	For the purposes of the Warranties given hereunder –

20.1.1

"Associate" means, in relation to an organisation, a person (including an employee, agent or subsidiary) who performs or has performed services (including within the meaning of section 8 of the UK Bribery Act 2010) for that organisation or on its behalf and in respect of whose actions or inactions the organisation may be liable under Anti-Corruption Laws;

20.1.2	"Designated Party" means any person or organisation –

20.1.2.1

whose name is specified in any list issued pursuant to any resolution or legislation of the United Nations, South Africa, the United Kingdom or the United States relating to the designation of a person or organisation as a terrorist or terrorist organisation or blocking any assets of such person or organisation; or

20.1.2.2	in respect of whom a Party has received notice that all financial transactions involving the assets of such person have been, or are to be, blocked under legal authority; or

20.1.2.3

who is or was convicted, found guilty or against whom a judgment or order was entered in a court of competent jurisdiction in any proceedings for violating bribery, money laundering or terrorist financing laws;

20.1.3

"Government Authority" means any government (or any subdivision thereof, whether federal, central, regional or local) of any country or jurisdiction or any agency, authority, board, bureau, commission, department, judicial or administrative body, regulatory authority, public enterprise or similar body or any court or tribunal or public international organisation; and

20.1.4	"Government Official" means –

20.1.4.1

any official, officer, employee, director, principal, consultant, agent or representative of any government, ministry, body, department, agency, instrumentality or part thereof, or of any public international organisation (including the United Nations, the International Monetary Fund, the International Finance Corporation and the World Bank), any state-owned or state-controlled entity, agency or enterprise, or of any political party;

20.1.4.2	any person acting in an official capacity or exercising a public function for and on behalf of any of the foregoing;

20.1.4.3	any political party or party official or any candidate for political office;

20.1.4.4	a Politically Exposed Person as defined by the Financial Action Task Force or Groupe d'action Financière sur le Blanchiment de Capitaux; and

20.1.4.5	where the UK Bribery Act 2010 applies, includes foreign public officials as defined in sections 6(5) and 6(6) of the UK Bribery Act 2010.

20.2

The Grantor acknowledges that failure by the Grantor or the Group to comply with applicable Anti-Corruption Laws could cause the Purchaser and its affiliates to be in violation of such Anti-Corruption Laws.

20.3	No Group Company nor any of its/their or its/their Associates' directors, officers, employees, agents or representatives have, in each case in connection with the business of the Group –

20.3.1	breached or contravened any Anti-Corruption Laws or any applicable anti- money laundering law, rule or regulation; or

20.3.2

been the subject of any investigation, inquiry, claim or enforcement proceedings by any Government Authority or any other regulatory authority or enforcement agency or any customer regarding any offence or alleged offence under any applicable Anti-Corruption Laws, and no such investigation, inquiry or proceedings have been threatened or are pending in connection with the business of the Company and there are no matters, facts or circumstances likely to give rise to any such investigation, inquiry or proceedings.

20.4

No bribe or other corrupt payment has ever been made by any Group Company or any of its or its Associates' directors, officers, employees, agents or representatives to any Government Official or any other person during the course of the conduct of the business of each Group Company.

20.5	Books and records were made and kept which accurately and fairly reflect the transactions and dispositions of the assets of the Group.

20.6

Internal accounting controls have been established, maintained and followed by the Group that are and were sufficient to provide reasonable assurance that transactions were executed in accordance with management's general or specific authorisation and were recorded in accordance with generally accepted accounting practice.

20.7

The Group has, in respect of any Anti-Corruption Laws, put in place adequate procedures designed to prevent persons associated with the Group (including its or its Associates' directors, officers, employees, agents or representatives) from undertaking offences relating directly or indirectly to bribery.

20.8

There exists no relationship and there are no agreements or arrangements between, on the one hand, the shareholders of any Group Company or any of its/their Associates, and any Government Official or an Associate of any Government Official on the other, where such relationship, agreement or arrangement may or may reasonably be considered to have an influence on the Company's performance of its obligations thereunder or the performance by the Government Official of his duties.

20.9

No Group Company nor any of its/their or its Associates' directors, officers, employees, agents or representatives is an Associate of a Government Official or of an Associate of any Government Official.

20.10

No Government Official or Designated Party has any indirect ownership or other economic interest in either the Group, the contractual relationship established by this Agreement or the proceeds of this Agreement.

20.11	No Group has, in connection with –

20.11.1	this Agreement or any consideration payable in connection with this Agreement; or

20.11.2	the transactions contemplated by this Agreement; or

20.11.3

any transactions or activities after closing of the transactions contemplated in this Agreement, whether by itself or by instructing or encouraging anyone else, made, promised to make or offered any payment or transfer of value or given, promised to give or offered any bribe, gift, loan, fee, consideration, reward or advantage of any kind, directly or indirectly, to –

20.11.4	any Government Official, Government Authority or political party;

20.11.5	any officer, director, employee, agent or representative of any customer of the Company; or

20.11.6	to any other person or entity,

in each case if such payment or transfer would violate any law.

21	SANCTIONS

21.1	As far as the Grantor is Aware, no officer, director or employee of any Group Company is a Sanctions Target or is located, organised or resident in a country or territory that is a Sanctions Target.

21.2

As far as the Grantor is Aware, at any time during the 5 years immediately prior to the Signature Date, no Group Company nor any director, officer, agent or employee of any Group Company (in their capacity as such), or any other person acting for or on behalf of the foregoing (individually and collectively), has violated applicable Sanctions Laws.

21.3

As far as the Grantor is Aware, at any time during the period of 5 years immediately prior to the Signature Date, no Group Company nor any director, officer, agent or employee of any Group Company (in their capacity as such), or any other person acting for or on behalf of the foregoing (individually and collectively), knowingly engaged in any dealings or transactions with any person, or in any country or territory, that is a Sanctions Target, nor is any Group Company currently engaged in any such activities.

21.4	No Group Company —

21.4.1

is specified in either the Specially Designated Nationals and Blocked Persons List, the Control List, or the List of Sanctions Programs and Country Information administered by OFAC of the US Department of the Treasury, or a list of politically exposed persons issued by OFAC or the US Department of the Treasury, pursuant to, any resolution or directive thereof;

21.4.2

is specified in, or a list issued pursuant to, any resolution or legislation of the United Nations, South Africa, United Kingdom, European Union, United States or any other Sanctions Authority relating to the designation of a person as a terrorist or terrorist organisation or blocking any assets of such person; or

21.4.3	has received notice that all financial transactions involving the assets of such Group Company have been, or are to be, blocked under legal authority.

22	DEALING WITH CLIENTS

All services and products provided by the Group to clients have been provided or organised in all material respects in accordance with the agreements governing such services and products and the Group has been compensated for such services and products in all material respects in accordance with such agreements.

23	GENERAL

As far as the Grantor is Aware it has not withheld any information which the Grantor, acting bona fide, believes is material to disclose to a Purchaser in terms of the Agreement.